UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Central Jersey Bancorp

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☑	Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share.

(2)	Aggregate number of securities to which transaction applies:

9,349,901 shares of common stock; 872,997 options to acquire shares of common stock; warrant to acquire 268,621 shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on the sum of (1) 9,349,901 shares of common stock issued and outstanding multiplied by $7.50 per share, (2) options to purchase 872,997 shares of common stock multiplied by $2.13 (the difference between $7.50 and the weighted average exercise price of $5.37 per share) and (3) 268,621 shares subject to a warrant multiplied by $1.19 (the difference between $7.50 and the exercise price of $6.31 per share). The amount of the filing fee was determined by multiplying the transaction value by 0.0000713 based on Fee Rate Advisory #4 for Fiscal Year 2010 issued by the Securites and Exchange Commission on December 17, 2009.

(4)	Proposed maximum aggregate value of transaction:

$72,303,400

(5)	Total fee paid:

$5,155

☑	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Central Jersey logo]

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

The board of directors of Central Jersey Bancorp has called a special meeting of shareholders to be held at Branches Catering Hall, located at 123 Monmouth Road (Route 71), West Long Branch, New Jersey, on Tuesday, September 14, 2010 at 9:00 a.m., local time.  The purpose of the special meeting is to approve the Agreement and Plan of Merger, dated May 25, 2010, by and among Central Jersey, Central Jersey Bank, N.A., Kearny Financial Corp. and Kearny Federal Savings Bank, pursuant to which Central Jersey will merge with a wholly-owned subsidiary of Kearny and Central Jersey Bank, N.A. will merge with and into Kearny Bank.

Under the terms of the merger agreement, each shareholder of Central Jersey will receive $7.50 in cash for each share of Central Jersey common stock held.  The consummation of the merger is subject to certain conditions, which include, among others, the approval of the merger agreement by Central Jersey’s shareholders and the receipt of all required regulatory approvals and the expiration of all statutory waiting periods.  A complete description of the merger agreement is included in the enclosed proxy statement, and a copy of the merger agreement is annexed to the proxy statement as Annex A.

The Central Jersey board of directors has approved the merger agreement and determined that the merger is fair and in the best interests of Central Jersey’s shareholders.  Accordingly, the board has unanimously recommended that Central Jersey’s shareholders vote in favor of the merger agreement.

It is important that your shares of Central Jersey common stock are represented at the special meeting, whether or not you attend the special meeting in person and regardless of the number of shares you own.  To ensure that your shares of common stock are represented, we urge you to complete, sign, date and return your proxy card in the enclosed postage prepaid envelope.  If you attend the special meeting, you may vote in person even if you have previously submitted a proxy.  Your prompt attention is greatly appreciated.

Very truly yours,
/s/ James S. Vaccaro

James S. Vaccaro
Chairman, President and Chief Executive Officer

CENTRAL JERSEY BANCORP
1903 Highway 35
Oakhurst, New Jersey 07755
(732) 663-4000
_____________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On September 14, 2010

_____________________________

To the Shareholders of Central Jersey Bancorp:

NOTICE IS HEREBY GIVEN, that a special meeting of shareholders of Central Jersey Bancorp will be held at Branches Catering Hall, located at 123 Monmouth Road (Route 71), West Long Branch, New Jersey, on Tuesday, September 14, 2010 at 9:00 a.m., local time, for the following purposes:

1.
To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated May 25, 2010, by and among Central Jersey Bancorp, Central Jersey Bank, N.A., Kearny Financial Corp. and Kearny Federal Savings Bank;

2.
To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.	To transact such other business as may properly come before the special meeting, or any adjournment or postponement thereof.

Shareholders of record at the close of business on July 21, 2010 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.  The enclosed proxy statement describes the merger agreement in detail, and a copy of the merger agreement is annexed as Annex A to the proxy statement and incorporated by reference therein.

The board of directors of Central Jersey unanimously recommends that Central Jersey’s shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

Your vote is very important.  Your proxy is being solicited by the board of directors  of Central Jersey.  The proposal to approve the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of Central Jersey common stock voted at the special meeting; provided, that a majority of the outstanding shares of Central Jersey common stock entitled to vote at the special meeting is present, in person or by proxy.  Whether or not you expect to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope.  You may revoke your proxy either by written notice to Central Jersey, by submitting a proxy card dated as of a later date or in person at the special meeting.

By Order of the Board of Directors
/s/ Robert S. Vuono
Robert S. Vuono
Secretary

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.  HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE.  PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

TABLE OF CONTENTS

TABLE OF CONTENTS	2

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	4

SUMMARY	7

The Companies	7
Special Meeting of Central Jersey’s Shareholders; Required Vote	7
The Merger and the Merger Agreement	8
What Central Jersey’s Shareholders Will Receive in the Merger	8
Market Prices	8
Recommendation of Central Jersey’s Board of Directors	8
Central Jersey’s Financial Advisor Believes that the Merger Consideration is Fair to
Central Jersey’s Shareholders	8
Central Jersey Preferred Stock and Warrant Conversion	9
Regulatory Approvals	9
Conditions to the Merger	9
Termination	9
Termination Fee	10
Interests of Officers and Directors in the Merger that are Different from Yours	10
No Dissenters’ Rights	10
Accounting Treatment of the Merger	10
Tax Consequences of the Merger	10

CAUTION ABOUT FORWARD-LOOKING STATEMENTS	11

SPECIAL MEETING OF CENTRAL JERSEY’S SHAREHOLDERS	12

Date, Place, Time and Purpose	12
Who Can Vote at the Meeting	12
Quorum; Vote Required	12
Shares Held by Central Jersey’s Officers and Directors	12
Voting and Revocability of Proxies	13
Solicitation of Proxies	13

DESCRIPTION OF THE MERGER	14

General	14
Background of the Merger	14
Central Jersey’s Reasons for the Merger and the Recommendation of its Board of Directors	17
Opinion of Central Jersey’s Financial Advisor	19
Consideration to be Received in the Merger	24
Central Jersey Stock Options and Stock Appreciation Rights	24
Surrender of Central Jersey Stock Certificates	25
Central Jersey Preferred Shares and Warrant	25
No Dissenters’ Rights	25

Accounting Treatment	25
Tax Consequences of the Merger	25
Regulatory Matters Relating to the Merger	26
Interests of Certain Persons in the Merger	28
Employee Matters	29
Operations of Central Jersey after the Merger	30
Time of Completion	30
Conditions to Completing the Merger	30
Conduct of Business Before the Merger	31
Covenants of Central Jersey and Kearny in the Merger Agreement	34
Representations and Warranties Made by Central Jersey and Kearny
in the Merger Agreement	36
Terminating the Merger Agreement	36
Termination Fee	37
Expenses	37
Changing the Terms of the Merger Agreement	37

ADJOURNMENT OF THE SPECIAL MEETING	38

MARKET PRICES FOR CENTRAL JERSEY COMMON STOCK	38

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT	40

SHAREHOLDERS SHARING THE SAME ADDRESS	42

SHAREHOLDER PROPOSALS	43

WHERE YOU CAN FIND MORE INFORMATION	43

ANNEX A – Agreement and Plan of Merger

ANNEX B – Opinion of Sandler O’Neill + Partners, L.P.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on? What is the proposed transaction?

A:
You are being asked to vote on the approval of a merger agreement that provides for the merger of Central Jersey with a wholly-owned subsidiary of Kearny.  A copy of the merger agreement is provided as Annex A to this document.  The Central Jersey board of directors has unanimously determined that the proposed merger is in the best interests of Central Jersey’s shareholders, has approved the merger agreement and recommends that Central Jersey’s shareholders vote “FOR” the approval of the merger agreement.

Q:	What will Central Jersey’s shareholders be entitled to receive in the merger?

A:	Under the merger agreement, each share of Central Jersey’s common stock will be exchanged for $7.50 in cash. See “Description of the Merger—Consideration to be Received in the Merger” on page 24.

Q:	What should Central Jersey’s shareholders do with their stock certificates?

A:
After the merger is completed, Kearny’s transfer agent will send instructions on how and where to surrender the Central Jersey stock certificates.  Please do not send Central Jersey stock certificates with the proxy card.

Q:	What are the tax consequences of the merger to Central Jersey’s shareholders?

A:
In general, the merger will be a taxable transaction for Central Jersey’s shareholders.  For U.S. federal income tax purposes, a Central Jersey shareholder will generally recognize a gain or loss measured by the difference, if any, between the cash received (before reduction for any applicable withholding tax) in the merger and the shareholder’s tax basis in his, her or its shares being cancelled in the merger.

You should read “Description of the Merger—Tax Consequences of the Merger” beginning on page 25 for a more complete discussion of the United States federal income tax consequences of the merger.  Tax matters can be complicated and the specific tax consequences of the merger to you will depend on your particular tax situation.  You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Are Central Jersey shareholders entitled to dissenters’ rights?

A:	No. New Jersey law provides that dissenters’ rights are not available to shareholders of a New Jersey corporation who receive cash pursuant to a merger.

Q:	Why does Central Jersey want to merge?

A:
Central Jersey believes that the proposed merger will provide Central Jersey’s shareholders with substantial value for their shares of Central Jersey common stock, particularly in today’s uncertain economic environment.  To review the reasons for the merger in more detail, see “Description of the Merger—Central Jersey’s Reasons for the Merger and the Recommendation of its Board of Directors” on page 17.

Q:	What vote is required to approve the merger agreement?

A:
Holders of a majority of the shares of Central Jersey common stock who cast a vote at the Central Jersey special meeting must vote in favor of the proposal to approve the merger agreement; provided, that a majority of the outstanding shares of Central Jersey common stock entitled to vote at the Central Jersey special meeting is present, in person or by proxy (the “Quorum”).

Q:	When and where is the Central Jersey special meeting?

A:
The special meeting of Central Jersey’s shareholders is scheduled to take place at Branches Catering Hall, 123 Monmouth Road (Route 71), West Long Branch, New Jersey, at 9:00 a.m., local time, on September 14, 2010.

Q:	Who is entitled to vote at the Central Jersey special meeting?

A:
Holders of shares of Central Jersey common stock at the close of business on July 21, 2010, which is the record date, are entitled to vote on the proposal to approve the merger agreement.  As of the record date, 9,316,626 shares of Central Jersey common stock were outstanding and entitled to vote.

Q:	If I plan to attend the Central Jersey special meeting in person, should I still return my proxy card?

A:
Yes.  Whether or not you plan to attend the Central Jersey special meeting, you should complete and return the enclosed proxy card.  The failure of a Central Jersey shareholder to vote in person or by proxy will not count as a vote “FOR” or “AGAINST” the proposal to approve the merger agreement, and will not count towards the Quorum needed at the Central Jersey special meeting.

Q:	How can I vote my shares of Central Jersey common stock?

A:
After you have carefully read and considered the information contained in this proxy statement, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible.  This will enable your shares to be represented at the Central Jersey special meeting.  You may also vote in person at the Central Jersey special meeting.  If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement.  You may change your vote or revoke your proxy before the Central Jersey special meeting by filing a duly executed revocation of proxy with the Secretary of Central Jersey, submitting a new proxy card with a later date, or voting in person at the Central Jersey special meeting.

Q:	If my shares of Central Jersey common stock are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No.  Your broker will not be able to vote your shares of Central Jersey common stock on the proposal to approve the merger agreement unless you provide instructions on how to vote.  Please instruct your broker how to vote your shares, following the directions that your broker provides.  If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted “FOR” or “AGAINST” the proposal, but such shares will count towards the Quorum needed at the Central Jersey special meeting if your broker submits a proxy.  Please check the voting form used by your broker to see if it enables you to vote by telephone or via the Internet.

Q:	When is the merger expected to be completed?

A:
We will try to complete the merger as soon as possible.  Before that happens, the merger agreement must be approved by Central Jersey’s shareholders, and we must obtain the necessary regulatory approvals and wait for the expiration of any applicable waiting periods.  Assuming holders of at least a majority of the outstanding shares of Central Jersey common stock are present at the Central Jersey special meeting, in person or by proxy, and that a majority of the outstanding shares of Central Jersey common stock voted at the Central Jersey special meeting vote in favor of the proposal to approve the merger agreement, and we obtain the other necessary approvals, we intend to complete the merger in the fall of 2010.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:
Yes.  The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied.  To review the conditions of the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger” on page 30.

Q:	Who can answer my other questions?

A:
If you have additional questions about the merger, or how to submit your proxy or if you need additional copies of this proxy statement or the enclosed proxy card, please contact:

Regan & Associates, Inc.
505 Eighth Avenue, Suite 800
New York, NY 10018
(212) 587-3005

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all of the information important to you.  To understand the merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement.

The Companies

Central Jersey Bancorp
1903 Highway 35
Oakhurst, New Jersey 07755
(732) 663-4000

Central Jersey Bancorp, a New Jersey corporation, is a bank holding company headquartered in Oakhurst, New Jersey that was incorporated on March 7, 2000 and became an active bank holding company on August 31, 2000.  Its primary business is operating its subsidiary, Central Jersey Bank, N.A., which offers a full range of retail and commercial banking services primarily to customers located in Monmouth County and Ocean County, New Jersey.  Central Jersey’s common stock is listed on the NASDAQ Global Market under the symbol “CJBK.”  As of March 31, 2010, Central Jersey had total assets of $571,295,000, total deposits of $456,121,000 and total shareholder’s equity of $56,804,000.

Kearny Financial Corp.
120 Passaic Avenue
Fairfield, New Jersey 07004
(973) 244-4500

Kearny Financial Corp., a federal corporation, is a savings and loan holding company headquartered in Fairfield, New Jersey organized on March 30, 2001 for the purpose of being the holding company of Kearny Federal Savings Bank, a federally-chartered stock savings bank originally founded in 1884.  Kearny’s primary business is the ownership and operation of Kearny Bank, which is engaged in the business of attracting deposits and using such deposits to originate or purchase loans for its portfolio and invest in securities.  Kearny Bank operates in Bergen, Essex, Hudson, Middlesex, Morris, Ocean, Passaic and Union Counties in New Jersey.  Kearny’s common stock is listed on the NASDAQ Global Select Market under the symbol “KRNY.”  As of March 31, 2010, Kearny had total assets of $2,251,900,000, total deposits of $1,543,557,000 and total shareholder’s equity of $482,005,000.

Special Meeting of Central Jersey’s Shareholders; Required Vote (Page 12)

A special meeting of Central Jersey’s shareholders is scheduled to be held at Branches Catering Hall, 123 Monmouth Road (Route 71), West Long Branch, New Jersey, at 9:00 a.m., local time, on September 14, 2010.  At the special meeting, Central Jersey’s shareholders will be asked to vote on a proposal to approve the merger agreement by and among Central Jersey, Central Jersey Bank, N.A., Kearny and Kearny Bank.  Central Jersey’s shareholders also will be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Only Central Jersey shareholders of record as of the close of business on July 21, 2010 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Central Jersey common stock voted at the Central Jersey special meeting; provided, that a majority of the outstanding shares of Central Jersey common stock entitled to vote at the Central

Jersey special meeting is present, in person or by proxy.  As of the record date, there were 9,316,626 shares of Central Jersey common stock outstanding.  The current directors and executive officers of Central Jersey (and their affiliates), as a group, beneficially owned 1,341,379 shares of Central Jersey common stock, representing 14.4% of the outstanding shares of Central Jersey common stock, as of the record date.  This amount does not include shares that may be acquired upon the exercise of stock options.  Each of the directors and executive officers of Central Jersey has agreed to vote his shares in favor of the proposal to approve the merger agreement at the Central Jersey special meeting.

The Merger and the Merger Agreement (Page 14)

Central Jersey’s merger with a wholly-owned subsidiary of Kearny and the merger of Central Jersey Bank, N.A. with and into Kearny Bank is governed by the merger agreement and the attachments thereto.  The merger agreement provides that, if all of the conditions are satisfied or waived, Central Jersey will be merged with a wholly-owned subsidiary of Kearny, with Central Jersey as the surviving entity and a wholly-owned subsidiary of Kearny.  We encourage you to read the merger agreement, which is included as Annex A to this proxy statement.

What Central Jersey’s Shareholders Will Receive in the Merger (Page 24)

Under the terms of the merger agreement, each share of Central Jersey common stock you own will be converted into the right to receive $7.50 in cash.

Market Prices (Page 38)

The following table shows the closing price per share of Central Jersey common stock on May 25, 2010, which is the last day on which shares of Central Jersey common stock traded preceding the public announcement of the proposed merger, and on July 21, 2010, the most recent practicable date prior to the mailing of this proxy statement.  See “Market Prices for Central Jersey Common Stock” on page 38.

Closing Price of Central Jersey Common Stock
May 25, 2010	$3.08
July 21, 2010	$7.30

Recommendation of Central Jersey’s Board of Directors (Page 17)

The Central Jersey board of directors has approved the merger agreement and the proposed merger.  The Central Jersey board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, Central Jersey and its shareholders, and therefore unanimously recommends that Central Jersey’s shareholders vote “FOR” the proposal to approve the merger agreement.  In reaching this decision, Central Jersey’s board of directors considered many factors, some of which are described in the section of this proxy statement captioned “Description of the Merger—Central Jersey’s Reasons for the Merger and the Recommendation of its Board of Directors” beginning on page 17.

Central Jersey’s Financial Advisor Believes that the Merger Consideration is Fair to Central Jersey’s Shareholders (Page 19)

In deciding to approve the merger, Central Jersey’s board of directors considered the opinion of Sandler O’Neill + Partners, L.P.  Sandler O’Neill, which served as financial advisor to Central Jersey’s board of directors, delivered its opinion dated May 25, 2010, that the merger consideration of $7.50 per share being offered by Kearny is fair to the holders of Central Jersey common stock from a financial point of view.  A copy of this opinion is included as Annex B to this proxy statement.  You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Sandler O’Neill.  Central Jersey has agreed to pay Sandler O’Neill fees estimated to total approximately $665,000 for its services in connection with the merger, including the issuance of a fairness opinion.  See “Description of the Merger—Opinion of Central Jersey’s Financial Advisor” on page 19.

Central Jersey Preferred Stock and Warrant Conversion (Page 25)

On December 23, 2008, Central Jersey issued 11,300 shares of preferred stock to the U.S. Department of the Treasury in return for $11.3 million in cash in connection with the Capital Purchase Program established as part of the Troubled Asset Relief Program (“TARP”) of the U.S. Department of the Treasury.  Central Jersey has agreed in the merger agreement to use its best efforts to redeem the 11,300 shares of preferred stock immediately before or contemporaneously with the closing of the merger.

In addition, Central Jersey issued a warrant to the U.S. Department of the Treasury giving them the right to purchase 268,621 shares of Central Jersey common stock at $6.31 per share for up to 10 years.  Under the merger agreement, the warrant will be converted into the right to receive the product of the positive difference between $7.50 and the warrant exercise price multiplied by the number of shares subject to the warrant, or $319,659 ($7.50 - $6.31 x 268,621).

Regulatory Approvals (Page 26)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Office of Thrift Supervision (“OTS”), and a waiver of Bank Holding Company Act compliance is obtained from the Federal Reserve Bank of New York.  Kearny filed the required applications on or about June 25, 2010.  As of the date of this document, the parties have not received any approvals from those regulators.  While Central Jersey does not know of any reason why regulatory approval would not be granted in a timely manner, Central Jersey cannot be certain when or if the parties will receive regulatory approval.

Conditions to the Merger (Page 30)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•
the approval of the merger agreement at the Central Jersey special meeting by at least a majority of the votes cast; provided, that a majority of the outstanding shares of Central Jersey common stock entitled to vote at the Central Jersey special meeting is present, in person or by proxy;

•	the approval of the merger by the appropriate regulatory authorities; and

•	the continued accuracy of the representations and warranties made by Kearny and Central Jersey in the merger agreement.

Termination (Page 36)

The merger agreement may be terminated by the mutual consent of Kearny and Central Jersey at any time prior to the completion of the merger.  Additionally, subject to conditions and circumstances described in the merger agreement, either Kearny or Central Jersey may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by March 31, 2011;

•	Central Jersey’s shareholders do not approve the merger agreement by the requisite vote at the Central Jersey special meeting;

•	a required regulatory approval is denied; or

•
there is a material breach by one party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the provision of written notice to such party of such breach.

Kearny may also terminate the merger agreement if Central Jersey fails to submit the merger agreement to its shareholders or if the board of directors of Central Jersey does not recommend approval of the merger in this proxy statement or withdraws or revises its recommendation in a manner adverse to Kearny.

Central Jersey may also terminate the merger agreement if it is in receipt of a superior proposal.

See “Description of the Merger—Terminating the Merger Agreement” on page 36.

Termination Fee (Page 37)

Under certain circumstances described in the merger agreement, Kearny may demand from Central Jersey a termination fee of up to $2,800,000 in connection with the termination of the merger agreement.  See “Description of the Merger—Termination Fee” on page 37 for a list of the circumstances under which the termination fee is payable.

Interests of Officers and Directors in the Merger that are Different from Yours (Page 28)

You should be aware that some of Central Jersey’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of Central Jersey shareholders.  These include:  severance payments that certain officers will receive under existing change of control agreements; payments for unexercised in the money stock options; and provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Central Jersey for events occurring before the merger.  Central Jersey’s board of directors was aware of these interests and took them into account when approving the merger.  See “Description of the Merger— Interests of Certain Persons in the Merger” on page 28.

No Dissenters’ Rights (Page 25)

Dissenter rights are not available to Central Jersey’s shareholders in connection with the proposed merger.  See “Description of the Merger—No Dissenters’ Rights” on page 25.

Accounting Treatment of the Merger (Page 25)

The merger will be accounted for as an acquisition transaction in accordance with U.S. generally accepted accounting principles.

Tax Consequences of the Merger (Page 25)

In general, the merger will be a taxable transaction for Central Jersey shareholders.  For U.S. federal income tax purposes, a Central Jersey shareholder will generally recognize a gain or loss measured by the difference, if any, between the cash received (before reduction for any applicable withholding tax) in the merger and the shareholder’s tax basis in his, her or its shares being cancelled in the merger.  Gain or loss will be determined separately for each block of shares owned (i.e., shares acquired at the same cost in a single transaction).  Central Jersey’s shareholders are strongly encouraged to consult their tax advisors for a full understanding of the tax consequences of the merger.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting,” “Summary,” “Description of the Merger—Background of the Merger,” and “Description of the Merger—Central Jersey’s Reasons for the Merger and the Recommendation of its Board of Directors.”  You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions.

You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made.  Central Jersey is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities laws.  Central Jersey qualifies all of its forward-looking statements by these cautionary statements.

SPECIAL MEETING OF CENTRAL JERSEY’S SHAREHOLDERS

Date, Place, Time and Purpose

Central Jersey’s board of directors is sending you this document to request that you allow your shares of Central Jersey common stock to be represented at the special meeting by the persons named in the enclosed proxy card.  At the special meeting, the Central Jersey board of directors will ask you to vote your shares on a proposal to approve the merger agreement.  You also will be asked to vote your shares on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.  The special meeting will be held at Branches Catering Hall, 123 Monmouth Road (Route 71), West Long Branch, New Jersey, at 9:00 a.m., local time, on September 14, 2010.

Who Can Vote at the Meeting

You are entitled to vote if the records of Central Jersey showed that you held shares of Central Jersey common stock as of the close of business on July 21, 2010.  As of the close of business on that date, a total of 9,316,626 shares of Central Jersey common stock were outstanding.  Each share of Central Jersey common stock has one vote.  If you are a beneficial owner of shares of Central Jersey common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Central Jersey common stock entitled to vote is represented in person or by proxy at the special meeting.  If you return valid proxy instructions or attend the special meeting in person, your shares will be counted for purposes of determining whether there is a Quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a Quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares of Central Jersey common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote by holders of a majority of the votes cast at the Central Jersey special meeting; provided that a Quorum is established at the special meeting.  Under New Jersey law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates.

Assuming a Quorum is present at the special meeting, the affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by Central Jersey’s Officers and Directors

As of July 21, 2010, directors and executive officers of Central Jersey beneficially owned 1,341,379 shares of Central Jersey common stock, not including shares that may be acquired upon the exercise of stock options.  This equals 14.4% of the outstanding shares of Central Jersey common stock.  As of the same date, Kearny and its subsidiaries and their directors and executive officers owned no shares of Central Jersey common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy.  To ensure your representation at the special meeting, Central Jersey recommends that you vote by proxy even if you plan to attend the special meeting.  You can always change your vote at the special meeting.

Central Jersey’s shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.  Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form.  If you properly complete and timely submit your proxy, your shares of Central Jersey common stock will be voted as you have directed.  You may vote for, against, or abstain with respect to the proposal to approve the merger agreement and the proposal to adjourn the special meeting.  If you are the record holder of your shares of Central Jersey common stock and submit your proxy without specifying a voting instruction, your shares of Central Jersey common stock will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.  Central Jersey’s board of directors recommends a vote “FOR” the proposal to approve the merger agreement and “FOR” approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of Central Jersey a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy.  All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Central Jersey Bancorp
1903 Highway 35
Oakhurst, New Jersey 07755
Attn:  Robert S. Vuono, Secretary

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares of Central Jersey common stock.  Central Jersey does not know of any other matters to be presented at the special meeting.

Solicitation of Proxies

Central Jersey is paying for this proxy solicitation.  In addition to soliciting proxies by mail, Regan & Associates, Inc., a proxy solicitation firm, will assist Central Jersey in soliciting proxies for the special meeting.  Central Jersey will pay approximately $6,000 for these services.  Central Jersey will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.  Additionally, directors, officers and employees of Central Jersey may solicit proxies personally and by telephone.  None of these persons will receive additional or special compensation for soliciting proxies.

DESCRIPTION OF THE MERGER

The following summary of the merger and merger agreement is qualified by reference to the complete text of the merger agreement.  A copy of the merger agreement is annexed hereto as Annex A  and is incorporated by reference into this proxy statement.  You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of Central Jersey with a wholly-owned subsidiary of Kearny, with Central Jersey as the surviving entity and a wholly-owned subsidiary of Kearny.  Immediately following the merger of Kearny’s wholly-owned subsidiary with Central Jersey, Central Jersey Bank, N.A. will merge with and into Kearny Bank, with Kearny Bank as the surviving entity.

Background of the Merger

At various times in recent years, the board of directors of Central Jersey, together with its senior management, has reviewed and discussed strategic alternatives that might be available to Central Jersey, including from time to time combining with a larger banking organization, in pursuing its objective of enhancing shareholder value.

On May 26, 2009, Central Jersey and OceanFirst Financial Corp. entered into an Agreement and Plan of Merger pursuant to which Central Jersey would merge with and into OceanFirst and Central Jersey shareholders would receive 0.50 share of OceanFirst common stock in exchange for each share of Central Jersey common stock held by them.  The shareholders of Central Jersey and the stockholders of OceanFirst each approved the Agreement and Plan of Merger on October 1, 2009.  However, on December 17, 2009, Central Jersey and OceanFirst mutually agreed to terminate the Agreement and Plan of Merger and abandon the proposed merger when it became apparent that the required regulatory approvals could not be obtained in time to complete the merger prior to the end of the 2009 calendar year as contemplated in the Agreement and Plan of Merger.  Thereafter, representatives of Central Jersey and OceanFirst met on several occasions to discuss the possibility of a re-negotiated transaction.  However, both parties agreed that a transaction between the parties was not achievable at the present time.

Subsequent to the termination of the Agreement and Plan of Merger with OceanFirst, members of Central Jersey’s senior management began discussions with representatives of Company A regarding a potential strategic equity investment by Company A in Central Jersey.  On March 2, 2010, James S. Vaccaro, Chairman, President and Chief Executive Officer of Central Jersey and Anthony Giordano, III, Senior Executive Vice President, Chief Financial Officer, Assistant Treasurer and Secretary of Central Jersey, met with representatives of Company A regarding a proposed transaction in which Company A would acquire a majority interest in Central Jersey.

On March 11, 2010, representatives of Company A commenced a due diligence review of Central Jersey at Central Jersey’s headquarters.

Also on March 11, 2010, representatives of Company B expressed an interest in entering into a merger of equals transaction with Central Jersey.  According to the proposed terms of the transaction, the shareholders of Central Jersey would have received shares in the combined entity pursuant to a non-premium merger.

Company A continued its due diligence review of Central Jersey on March 13, 14 and 17, 2010.  On March 24, 2010, Company A, together with several other equity investors, sent a bullet point summary to Mr. Vaccaro of the terms of Company A’s proposed strategic equity investment in Central Jersey, pursuant to which Company A would pay a market value premium to acquire a majority interest in Central Jersey.  On March 25, 2010, Mr. Vaccaro, together with Central Jersey board members Carmen

M. Penta and Mark G. Solow, met with representatives of Company A to discuss the proposed terms of the transaction.  Messrs. Penta and Solow are independent members of Central Jersey’s board who serve as the “Lead Directors” relative to Central Jersey’s strategic initiatives.  Company A submitted revised proposals to Central Jersey on each of March 30, 2010 and April 20, 2010 based on continued discussions between Mr. Vaccaro and the Lead Directors with representatives of Company A and Company A’s internal discussions and reviews.

Mr. Vaccaro informed the full Central Jersey board of directors of his and the Lead Directors discussions with Company A and the proposed terms at a meeting of the board held on April 28, 2010.  At that meeting, the board directed Mr. Vaccaro to request Sandler O’Neill, Central Jersey’s financial advisor, to survey the market by contacting certain companies that had previously expressed an interest in entering into various strategic transactions with Central Jersey, regarding potential views on current valuation of Central Jersey and whether any such companies had any interest in a transaction with Central Jersey.  Mr. Vaccaro contacted Sandler O’Neill on the same date regarding the board’s directive.

Pursuant to Mr. Vaccaro’s instructions, over the next several days Sandler O’Neill proceeded to survey the market by contacting several companies that had previously expressed an interest in Central Jersey, to ascertain such companies’ current views on valuation of Central Jersey and their possible interest in a transaction with Central Jersey.  In response to its inquiries, Sandler O’Neill received a written proposal to acquire Central Jersey from Company C on May 11, 2010 and a verbal proposal to acquire Central Jersey from Company D on May 12, 2010.  The proposals submitted by Company C and Company D each involved the payment of a market premium to Central Jersey’s shareholders, and Company C’s proposal expressly provided for the purchase price to be paid in cash and possibly equity.

In addition, on May 11, 2010, Mr. John N. Hopkins, Chief Executive Officer of Kearny, notified Mr. William Hickey of Sandler O’Neill that Kearny was interested in acquiring Central Jersey for a per share cash price of $7.50.  Mr. Hickey contacted Mr. Vaccaro on that same date to provide a report of the proposals received to acquire Central Jersey from Company C, Company D and Kearny.

On May 14, 2010, Central Jersey’s board of directors held a special meeting to discuss developments in Central Jersey’s strategic initiatives.  Representatives of Sandler O’Neill and Giordano, Halleran & Ciesla, P.C., Central Jersey’s outside legal counsel, were also present at the meeting, as well as Mr. Anthony Giordano, III, Senior Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Central Jersey.  Mr. Vaccaro provided a report on the status of the proposal by Company A to make a significant equity investment in Central Jersey and the proposal by Company B to enter into a merger of equals transaction with Central Jersey, and also informed the board about the proposals to acquire Central Jersey received by Sandler O’Neill from Company C, Company D and Kearny.  The board reviewed a written analysis of the aforementioned proposals prepared by Sandler O’Neill.  The representatives of Sandler O’Neill reported that, pursuant to Mr. Vaccaro’s request, Sandler O’Neill had contacted certain companies that had expressed an interest in entering into a strategic transaction with Central Jersey recently and in the past, ascertained whether such companies had an interest in a potential transaction with Central Jersey, and discussed the basic terms of the proposals submitted by Company A, Company B, Company C, Company D and Kearny.  The representatives of Sandler O’Neill explained that the cash offer of $7.50 per share offered by Kearny constituted a market premium of 114.3% relative to the then-current trading price of shares of Central Jersey’s common stock, and presented a net present value analysis of Central Jersey, concluding, based on certain assumptions, that the consideration offered by Kearny was significantly greater than current and projected values of Central Jersey’s common stock.  The representatives of Sandler O’Neill advised the board that the per share purchase price being offered by Kearny exceeded the per share purchase price being offered by Company C and Company D.  The representatives of Sandler O’Neill also presented Sandler O’Neill’s private equity analysis regarding Company A’s proposal with the board.  The board next discussed the proposal by Kearny with Sandler O’Neill and Giordano, Halleran & Ciesla in greater detail, including the likelihood of, and potential difficulty in, obtaining regulatory approval for the transaction, as well as other regulatory considerations and the possible repayment of Central Jersey’s outstanding obligations under TARP.  At the conclusion of these discussions, by unanimous vote, the board instructed Mr. Vaccaro and other members of Central Jersey’s senior management, as well as the representatives of Sandler O’Neill and Giordano, Halleran & Ciesla, to proceed with negotiations with Kearny.

On May 17, 2010, Central Jersey received a letter of interest from Kearny for the proposed acquisition of Central Jersey by Kearny, which generally provided for Central Jersey to merge with a wholly-owned subsidiary of Kearny, with Central Jersey as the surviving entity, and for Central Jersey Bank, N.A. to merge with and into Kearny Bank.  On May 18, 2010, Central Jersey received a revised letter of interest from Kearny.

On May 20, 2010, Kearny commenced a due diligence review of Central Jersey at Central Jersey’s headquarters.  Kearny retained the firm of CEIS, Inc. to perform a credit review of Central Jersey’s loan portfolio.

On May 21, 2010, Central Jersey’s board of directors held a meeting by telephone to discuss the terms of the proposed merger with Kearny.  Representatives of Giordano, Halleran & Ciesla advised the board that Central Jersey had received a revised letter of interest with respect to the proposal by Kearny to acquire Central Jersey, and explained the pertinent terms of the proposed merger and related transactions to the board, including the offered merger consideration, the cash-out of outstanding stock options, the Central Jersey director support agreements and non-competition covenants, the establishment of a Central Jersey Community Advisory Board, and the termination fee of $2.8 million.  Mr. Vaccaro also informed the board that Kearny had commenced its due diligence review of Central Jersey as of May 20, and that Kearny had retained CEIS to perform a credit review of Central Jersey’s loan portfolio.

Also on May 21, 2010, following the conclusion of the board meeting, Central Jersey and Giordano, Halleran & Ciesla received a draft of the proposed merger agreement to be entered into with Kearny from Kearny’s legal counsel, Malizia, Spidi & Fisch, P.C.  From that date through May 25, 2010, Giordano, Halleran & Ciesla and Malizia, Spidi & Fisch engaged in numerous telephone discussions and email correspondence regarding the merger agreement between Central Jersey and Kearny and related issues.

In addition, Kearny continued its due diligence review of Central Jersey at Central Jersey’s headquarters on May 21 and 22, 2010, and concluded its review on May 23, 2010.

At 5:00 p.m. on May 25, 2010, Central Jersey’s board of directors held a special meeting and reviewed the terms and conditions of the proposed merger.  At the meeting, representatives of Giordano, Halleran & Ciesla reviewed with the directors the fiduciary duties of the members of the board and the proposed terms of the merger agreement, including, among other items, termination events and termination fees.  The termination fee of $2.8 million was regarded by Central Jersey’s board, upon consultation with its advisors, as a factor that would not discourage a third party from making a proposal superior to that of Kearny if it were so inclined.  Representatives of Sandler O’Neill separately reviewed with the board its financial analysis of the merger consideration.  Sandler O’Neill rendered to Central Jersey’s board of directors its oral opinion, which was subsequently confirmed in writing, dated May 25, 2010, to the effect that, as of such date, and based on and subject to the various assumptions, qualifications and limitations set forth in such opinion, the merger consideration was fair, from a financial point of view, to the holders of Central Jersey common stock.  Following consideration of (1) the proposed merger agreement and the merger, including the facts and circumstances regarding the alternatives available to Central Jersey and the fact that the transaction would provide an immediate economic benefit to Central Jersey’s shareholders, and (2) the opinion rendered by Sandler O’Neill, Central Jersey’s board of directors determined that the merger agreement and the transactions contemplated thereunder, including the merger, are advisable and fair to, and in the best interests of Central Jersey and its shareholders.  Thereafter, Central Jersey’s board of directors unanimously approved the merger agreement and the merger and resolved to recommend that Central Jersey’s shareholders vote in favor of the adoption of the merger agreement.

Similarly, at 4:00 p.m. on May 25, 2010, the Kearny board of directors held a special meeting to review and discuss the terms and conditions of the proposed merger, at which the Kearny board of directors approved the merger agreement.

Over the course of the evening on May 25, 2010, representatives of Malizia, Spidi & Fisch and Giordano, Halleran & Ciesla finalized the merger agreement and other related documents, and the merger agreement was executed by Central Jersey and Kearny as of May 25, 2010.

On May 25, 2010, after the closing of trading on the NASDAQ Global Market, Central Jersey and Kearny issued a joint press release announcing the transaction.

Central Jersey’s Reasons for the Merger and the Recommendation of its Board of Directors

Central Jersey’s board of directors carefully evaluated the merger agreement and the transactions contemplated thereby. The board determined that the merger agreement and the transactions contemplated thereunder, including the proposed merger, are advisable and fair to, and in the best interest of, Central Jersey and its shareholders.  At a meeting held on May 25, 2010, Central Jersey’s board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the proposed merger and resolved to recommend to the shareholders of Central Jersey that they vote for the adoption of the merger agreement.

In determining to make its recommendation to the shareholders, Central Jersey’s board of directors consulted with Central Jersey’s senior management and its financial advisor and outside legal counsel.  The board considered a number of factors and potential benefits and detriments of the merger to Central Jersey and its shareholders.  Central Jersey’s board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•
Consideration; Historical Market Prices.  The cash consideration of $7.50 that would be received by Central Jersey’s shareholders pursuant to the merger for each share of Central Jersey common stock held by them represented a significant premium over the market prices at which Central Jersey common stock had previously traded, including an approximate premium as follows:

•	143.5% over the closing price of Central Jersey common stock of $3.08 per share on May 25, 2010; and

•	114.3% over the average closing price of Central Jersey common stock for one month prior to May 25, 2010.

•
Uncertainty over Future Common Stock Market Price.  Central Jersey’s board of directors considered Central Jersey’s business, financial condition, operating results, competitive position and prospects, together with current industry, economic and stock and credit market conditions.  The board considered Central Jersey’s business plan and the potential execution risks associated with such plan and the effects of the economic downturn on Central Jersey specifically, and the banking industry, generally, as well as the uncertainty over new federal banking legislation.  The board also considered the risk that Central Jersey’s shareholders selling shares of Central Jersey common stock in the open market might receive less than the merger consideration, especially in view of the volatility in the stock market.

•
Absence of Competing Offers.  Central Jersey’s board of directors believed, based upon consultation with its financial advisors, that it was unlikely that any strategic purchaser would make a higher offer for Central Jersey based upon current market conditions.  The board also considered the fact that if a third party were to make an alternative proposal to Central Jersey, Central Jersey would be able to consider an unsolicited proposal after the execution of the merger agreement and to enter into an agreement with respect to a superior proposal under certain conditions, including the payment of a termination fee to Kearny.  Central Jersey’s board of directors, in consultation with Central Jersey’s financial and legal advisors, believed that the termination fee payable by Central Jersey in such circumstances was at a level consistent with or favorable to termination fees payable in comparable merger transactions and that such fee would not unduly impede the ability of third parties from making a superior bid to acquire Central Jersey if such third parties were so inclined.

•
Financial Advisor’s Opinion.  The fact that Central Jersey’s board of directors received an opinion, dated May 25, 2010, from Sandler O’Neill as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration, as more fully described under the section captioned “Description of the Merger—Opinion of Central Jersey’s Financial Advisor” beginning on page 19.

Central Jersey’s board of directors also considered certain potentially negative factors in its review and evaluation of the merger, including the following:

•
Risks of Non-Completion.  The possibility that the merger might not be completed as a result of the failure of Central Jersey’s shareholders to approve the merger agreement, failure to obtain regulatory approval or otherwise, and the effect that a public announcement of termination of the merger agreement could have on the trading price of Central Jersey’s common stock and its operating results, particularly because of the costs that would be incurred in connection with the transaction.

•
Possible Adverse Effect on Competing Offers.  The risk that various provisions of the merger agreement, including the requirement that Central Jersey must pay to Kearny a break up fee up to $2.8 million if the merger agreement is terminated under certain circumstances may discourage other parties potentially interested in an acquisition of, or combination with, Central Jersey from pursuing that opportunity.

•
Potential Disruption of Central Jersey’s Business and Related Costs and Expenses.  The potential disruption to Central Jersey’s business that could result from the merger, the potential distraction of the attention of Central Jersey’s management and potential attrition of Central Jersey employees, together with the costs and expenses associated with completing the merger.

Central Jersey’s board of directors determined that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that it expected the Central Jersey shareholders would achieve as a result of the merger, including the belief of Central Jersey’s board of directors that the proposed merger would help to maximize the immediate value of Central Jersey’s shareholders’ shares and eliminate certain risks and uncertainties affecting the future prospects of Central Jersey including the potential risks in executing its business plan.  Accordingly, Central Jersey’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Central Jersey and its shareholders.

Further, Central Jersey’s board of directors considered the interests that Central Jersey’s directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as shareholders of Central Jersey generally, as described in the section captioned “Description of the Merger—Interests of Certain Persons in the Merger” beginning on page 28.

Central Jersey believes that the foregoing includes a discussion of all material factors considered by Central Jersey’s board of directors in connection with the merger agreement with Kearny.  The board did not quantify or otherwise assign relative or specific weight or values to any of these factors.  Instead, Central Jersey’s board of directors based its approval and recommendation on an overall analysis of all of the factors considered.  The individual directors may have assigned different weight to different factors.  After careful consideration of all of this information, Central Jersey’s board of directors approved the merger agreement and the merger, and recommended that Central Jersey shareholders adopt the merger agreement.

The foregoing explanation of Central Jersey’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read taking into account the factors described under the section captioned “Caution About Forward-Looking Statements” on page 11.

Opinion of Central Jersey’s Financial Advisor

By letter dated January 29, 2007, Central Jersey retained Sandler O’Neill to act as its financial advisor in connection with a sale of Central Jersey.  Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as financial advisor to Central Jersey in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement among Central Jersey, Central Jersey Bank, N.A., Kearny and Kearny Bank.  At the May 25, 2010 meeting at which Central Jersey’s board considered and approved the merger agreement, subject to satisfactory resolution of certain outstanding issues, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the merger consideration was fair to the holders of Central Jersey common stock from a financial point of view.  The full text of Sandler O’Neill’s opinion is annexed hereto as Annex B.  The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  Central Jersey’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of its opinion.  The opinion was directed to Central Jersey’s board and is directed only to the fairness of the merger consideration to Central Jersey’s shareholders from a financial point of view.  It does not address the underlying business decision of Central Jersey to engage in the merger or any other aspect of the merger and is not a recommendation to any Central Jersey shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its May 25, 2010 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available and other historical financial information of Central Jersey that it deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Kearny that it deemed relevant in determining Kearny’s financial capacity to undertake the merger;

(4)	internal financial projections for the calendar year ending December 31, 2010 as prepared by and reviewed with senior management of Central Jersey and estimated long-term earnings and growth rates for the calendar years ending December 31, 2011 through 2014 as discussed with senior management of Central Jersey;

(5)	to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

(6)	the current market environment generally and the banking environment in particular; and

(7)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Central Jersey the business, financial condition, results of operations and prospects of Central Jersey.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Central Jersey or its representatives or that was otherwise reviewed by it, and assumed such accuracy and completeness for purposes of rendering its opinion.  Sandler O’Neill further relied on the assurances of the management of each of Central Jersey and Kearny that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  Sandler O’Neill was not asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Central Jersey or Kearny or any of their subsidiaries, or the collectability of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals.  Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Central Jersey or Kearny nor has Sandler O’Neill reviewed any individual credit files relating to Central Jersey or Kearny.  Sandler O’Neill assumed, with Central Jersey’s consent, that the respective allowances for loan losses for both Central Jersey and Kearny were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal financial projections provided by senior management of Central Jersey and the estimated earning and growth rates discussed with senior management and used by Sandler O’Neill in its analyses, Central Jersey’s management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of management of the future financial performance of Central Jersey, and Sandler O’Neill assumed that such performance would be achieved.  Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based.  Sandler O’Neill also assumed that there had been no material change in Central Jersey’s and Kearny’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill.  Sandler O’Neill further assumed in all respects material to Sandler O’Neill’s analysis that each of Central Jersey and Kearny would remain as a going concern for all periods relevant to Sandler O’Neill’s analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements will not be waived.  Finally, with Central Jersey’s consent, Sandler O’Neill relied upon the advice Central Jersey received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.  Events occurring after the date of the opinion could materially affect the opinion.  Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

Sandler O’Neill’s opinion is directed to the board of directors of Central Jersey in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of Central Jersey as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger.  Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to holders of Central Jersey common stock and does not address the underlying business decision of Central Jersey to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Central Jersey or the effect of any other transaction in which Central Jersey might engage.  Sandler O’Neill’s opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without Sandler O'Neill’s prior written consent.  The opinion was approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the merger by any Central Jersey officer, director or employee.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction.  Using $7.50 per share in cash, Sandler O’Neill calculated an aggregate transaction value of $71.9 million.  Based upon financial information as or for the three month period ended March 31, 2010, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios
Transaction value / Tangible book value per share	156%
Transaction value / Stated book value per share	153%
Price / 2010 Est. EPS¹	22.1x
Core Deposit Premium	7.52%
Market Premium	130.8%

¹ 2010 EPS estimate as per Central Jersey management guidance

The aggregate transaction value of approximately $71.9 million is based upon the offer price per share of $7.50, 9,256,975 Central Jersey common shares outstanding, and 1,023,442 options outstanding with a weighted average exercise price of $5.05.

Comparable Company Analysis.  Sandler O'Neill used publicly available information to perform a comparison of selected financial and market trading information for Central Jersey.

Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Central Jersey and a group of financial institutions selected by Sandler O’Neill.  The Central Jersey peer group consisted of publicly traded banks and thrifts in the mid-Atlantic region with assets between $500 million and $700 million:

1st Constitution Bancorp	Evans Bancorp, Inc.
American Bank Holdings, Inc.	Fidelity D & D Bancorp, Inc.
BCB Bancorp, Inc.	Honat Bancorp, Inc.
BCSB Bancorp, Inc.	Mid Penn Bancorp, Inc.
CCFNB Bancorp, Inc.	Norwood Financial Corp.
Cecil Bancorp, Inc.	Parke Bancorp, Inc.
Comm Bancorp, Inc.	Penns Woods Bancorp, Inc.
Community Partners Bancorp	Peoples Financial Services Corp.
Dimeco, Inc.	Solvay Bank Corporation
DNB Financial Corporation	Stewardship Financial Corporation

The analysis compared publicly available financial information for Central Jersey and the mean and median financial and market trading data for the Central Jersey peer group as of and for the period ended March 31, 2010.  The table below sets forth the data for Central Jersey and the median data for the Central Jersey peer group as of and for the twelve-month period ended March 31, 2010, with pricing data as of May 24, 2010 for the peer group.

Comparable Company Analysis
	Central Jersey	Comparable Group Median Result
Total Assets (in millions)	$571	$610
Return on Average Assets	(4.31%)	0.54%
Return on Average Equity	NM	7.61%
Net Interest Margin	3.28%	3.79%
Tangible Common Equity / Tangible Assets	9.94%	7.94%
Total Risk Based Capital Ratio	14.3%¹	14.1%
Tier 1 Ratio	10.0%¹	12.9%
Loan Loss Reserve / Gross Loans	2.51%	1.61%
Loan Loss Reserve / Non-performing Assets	101.7%	58.1%
Non-performing Assets / Assets	1.60%	1.82%
Net Charge-Offs / Average Loans	0.36%	0.27%
Price / Tangible Book Value	66%	93%
Price / Last Twelve Months Earnings per Share	NM	13.9x
Price / 52 Week High	60.4%	84.5%
2010 Estimated EPS	0.34	0.79
Price / 2010 Estimated EPS	10.3	11.0
¹Data from bank subsidiary level

Net Present Value Analysis.  Sandler O'Neill performed an analysis that estimated the present value per common share of Central Jersey through December 31, 2014, assuming that Central Jersey performed in accordance with the financial projections for 2010 provided by management, and with the financial projections for 2011 through 2014 as discussed with management.  To approximate the terminal value of Central Jersey common stock at December 31, 2014, Sandler O'Neill applied price to last twelve months earnings multiples of 10.0x to 18.0x and multiples of tangible book value ranging from 100% to 200%.  The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 17.0% which were selected to reflect different assumptions regarding desired rates of return of holders of Central Jersey common stock.  In addition, the terminal value of Central Jersey common stock at December 31, 2014 was calculated using the same range of price to last twelve months earnings multiples (10.0x – 18.0x) applied to a range of discounts and premiums to Central Jersey management’s budget projections.  The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 15.64% for the tabular analysis.  As illustrated in the following tables, this analysis indicated an imputed range of values per share for Central Jersey common stock of $2.10 to $4.65 when applying the price/earnings multiples to the matched budget, $3.28 to $8.08 when applying multiples of tangible book value to the matched budget, and $1.66 to $4.99 when applying the price/earnings multiples to the -25% / +25% budget range.

Common Stock Net Present Values

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x
12.0%	2.58	3.10	3.62	4.13	4.65
13.0%	2.48	2.97	3.47	3.96	4.46
14.0%	2.37	2.85	3.32	3.80	4.27
15.0%	2.28	2.73	3.19	3.64	4.10
16.0%	2.19	2.62	3.06	3.50	3.93
17.0%	2.10	2.52	2.94	3.36	3.78

Tangible Book Value Per Share Multiples

Discount Rate	100%	125%	150%	175%	200%
12.0%	4.04	5.05	6.06	7.07	8.08
13.0%	3.87	4.84	5.81	6.77	7.74
14.0%	3.71	4.64	5.57	6.50	7.42
15.0%	3.56	4.45	5.34	6.23	7.12
16.0%	3.42	4.27	5.13	5.98	6.84
17.0%	3.28	4.10	4.92	5.74	6.56

Earnings Per Share Multiples

Budget Variance	10.0x	12.0x	14.0x	16.0x	18.0x
(25.0%)	1.66	2.00	2.33	2.66	3.00
(20.0%)	1.77	2.13	2.48	2.84	3.19
(15.0%)	1.89	2.26	2.64	3.02	3.39
(10.0%)	2.00	2.40	2.80	3.19	3.59
(5.0%)	2.11	2.53	2.95	3.37	3.79
0.0%	2.22	2.66	3.11	3.55	3.99
5.0%	2.33	2.80	3.26	3.73	4.19
10.0%	2.44	2.93	3.42	3.90	4.39
15.0%	2.55	3.06	3.57	4.08	4.59
20.0%	2.66	3.19	3.73	4.26	4.79
25.0%	2.77	3.33	3.88	4.44	4.99

In connection with its analyses, Sandler O'Neill considered and discussed with Central Jersey’s board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income.  Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 10 merger transactions announced from September 1, 2008 through May 10, 2010 involving banks and thrifts in Pennsylvania, New Jersey and New York with announced transaction values greater than $10 million.  Sandler O’Neill reviewed the following multiples:  transaction price at announcement to last twelve months’ earnings per share, transaction price to next fiscal year estimated earnings per share, transaction price to stated tangible book value, transaction price to deposits, transaction price to core deposits, and transaction price to seller price two days before announcement.  As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Transaction Multiples
	Kearny / Central Jersey	Median Group Multiple
Transaction Price / Last Twelve Months Earnings Per Share	NM	15.3x

Transaction Price / Estimated EPS	22.1x	13.9x

Transaction Price / Tangible Book Value	156%	101%

Transaction Price / Deposits	15.8%	6.6%

Tangible Book Premium / Core Deposits	7.52%	1.25%

Transaction Price / Seller Price 2 Days Before Announcement	130.8%	37.7%

Miscellaneous.  Sandler O’Neill acted as Central Jersey’s financial advisor in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon the consummation of the merger.  Sandler O’Neill will also receive a fee for rendering its opinion.  Central Jersey has agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement.  In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Central Jersey and Kearney and their respective affiliates.  Sandler O’Neill may also actively trade the debt and/or equity securities of Central Jersey or Kearny or their affiliates for their own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Central Jersey common stock issued and outstanding immediately before the completion of the merger will be converted into the right to receive $7.50 in cash.

Central Jersey Stock Options and Stock Appreciation Rights

As of and immediately prior to the effective time of the merger, each stock option and stock appreciation right granted by Central Jersey under Central Jersey’s equity incentive and stock option plans shall be canceled in exchange for, if applicable, a cash payment equal to the positive difference between $7.50 and the exercise or base price of such stock option or stock appreciation right, multiplied by the number of shares that may be purchased pursuant to such stock option or the number of shares for which rights were granted pursuant to such stock appreciation right.

Surrender of Central Jersey Stock Certificates

After the completion of the merger, the exchange agent will mail to Central Jersey’s shareholders a letter of transmittal, together with instructions for the delivery of their Central Jersey common stock certificates for the merger consideration.  After the completion of the merger, there will be no further transfers of Central Jersey common stock.  Central Jersey stock certificates presented for transfer after the completion of the merger will be canceled for the merger consideration.

If a Central Jersey shareholder’s stock certificates have been either lost, stolen or destroyed, the Central Jersey shareholder will have to prove his, her or its ownership of the lost, stolen or destroyed certificates and that such certificates were lost, stolen or destroyed before the Central Jersey shareholder will receive any consideration for the shares of Central Jersey common stock represented by such stock certificates.  A Central Jersey shareholder whose stock certificates have been either lost, stolen or destroyed also may have to provide security or indemnity to Kearny.

Central Jersey Preferred Shares and Warrant

On December 23, 2008, as part of the TARP Capital Purchase Program, Central Jersey sold to the U.S. Department of the Treasury (1) 11,300 shares of its preferred stock, and (2) a warrant to purchase up to 268,621 of Central Jersey common stock at an exercise price of $6.31 per share.  The warrant has a term of 10 years so long as the preferred stock is outstanding.  Under the merger agreement, Central Jersey agreed to use its best efforts to redeem the 11,300 shares of preferred stock immediately before or contemporaneously with the closing of the merger.   At the effective time of the merger, the warrant issued by Central Jersey to the U.S. Department of the Treasury will be converted into the right to receive the product of the positive difference between $7.50 and the warrant exercise price multiplied by the number of shares subject to the warrant, or $319,659 ($7.50 - $6.31 x 268,621).

No Dissenters’ Rights

You will not be entitled to dissenters’ rights in connection with the proposed merger.  New Jersey law provides that dissenters’ rights are not available to shareholders who receive cash pursuant to a merger.

Accounting Treatment

Kearny will account for the merger under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.  Using the acquisition method of accounting, the assets and liabilities of Central Jersey will be recorded by Kearny at their respective fair values at the time of the completion of the merger.  The excess of Kearny’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.  The value of the shares exchanged will be valued at the acquisition date and all merger related costs will be expensed when incurred.

Tax Consequences of the Merger

General.  The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Central Jersey common stock who surrenders all of the shareholder’s common stock for a cash payment equal to $7.50 multiplied by the number of shares of Central Jersey common stock held.  This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment).  No attempt has been made to comment on all

U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of Central Jersey common stock.  This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Central Jersey common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise dissenters’ rights, persons that are, or hold their shares of Central Jersey common stock through, partnerships or other pass-through entities, or persons who acquired their shares of Central Jersey common stock through the exercise of an employee stock option or otherwise as compensation).  In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation.  No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Central Jersey’s shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Receipt of Cash in Exchange for Central Jersey Shares.  The receipt of cash for shares of Central Jersey common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, if you receive cash for your shares of Central Jersey common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received (before reduction for any applicable withholding tax) and your tax basis in the shares cancelled in the merger.  Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction).  Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger.  The deductibility of capital losses is subject to limitations.

Backup Withholding.  In general, information returns will be filed with the IRS in connection with payments to you pursuant to the merger, unless you are an exempt recipient.  You may be subject to backup withholding at a 28% rate on the receipt of cash pursuant to the merger.  In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.

Tax Treatment of the Entities.  No gain or loss will be recognized by Kearny or Central Jersey as a result of the merger.

Regulatory Matters Relating to the Merger

Consummation of the merger and the bank merger are subject to receipt of certain regulatory approvals.

Office of Thrift Supervision.  Kearny intends to acquire Central Jersey by way of a merger, whereby Central Jersey will merge with a wholly-owned subsidiary of Kearny, with Central Jersey as the surviving company and a wholly-owned subsidiary of Kearny, and by merging Central Jersey Bank, N.A. with Kearny Bank.  The merger of Central Jersey Bank, N.A. with and into Kearny Bank is subject to the prior approval of the OTS under the Home Owners’ Loan Act.  Kearny Bank and Central Jersey Bank,

N.A. have filed applications with the OTS to obtain prior approval of the merger of Central Jersey Bank, N.A. with and into Kearny Bank.  In reviewing applications, the OTS considers:

•	the effect of the transaction upon competition;

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the capital levels of the surviving savings institution;

•	the performance of the applicants in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods; and

•	the convenience and needs of the community to be served.

The OTS will not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•
whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Any transaction approved by the OTS may not be completed until 30 days after the OTS approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds.  With the approval of the OTS and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Federal Reserve Bank of New York.  Through the various Federal Reserve Banks headquartered in districts across the country, the Federal Reserve Board serves as the primary regulator of holding companies that own banks chartered with the Office of the Comptroller of the Currency (“OCC”).  Because the OCC granted Central Jersey Bank, N.A. its charter, and because Central Jersey is the holding company of Central Jersey Bank, N.A., the Federal Reserve Bank of New York is the primary regulator of Central Jersey.

For the brief time between the intended acquisition of Central Jersey by Kearny through the merger of Central Jersey with Kearny’s wholly-owned subsidiary, and then the intended subsequent merger of Central Jersey Bank, N.A. into Kearny Bank, Kearny will be deemed by the Federal Reserve Board to be a bank holding company.  However, upon application by Kearny, it is anticipated that the Federal Reserve Bank of New York will waive formal compliance by Kearny with the laws, regulations and procedures governing changes in control of bank holding companies, since those requirements will have no substantive applicability to the transaction once the mergers are fully consummated.

Status of Applications and Notices.  Kearny and Central Jersey have filed all required applications with applicable regulatory authorities in connection with the merger of Central Jersey with Kearny’s wholly-owned subsidiary and the bank merger.  There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose any term, condition or restriction which either party reasonably determines in good faith would materially or adversely affect the economic or business benefits of the merger to such party, as to render inadvisable in its reasonable good faith judgment the consummation of the merger.  If any such term, condition or restriction is imposed, either Kearny or Central Jersey may elect not to consummate the merger. See “Description of the Merger—Conditions to Completing the Merger” on page 30.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the acquisition from the standpoint of the adequacy of the merger consideration to be received by Central Jersey shareholders.  Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the acquisition.

Interests of Certain Persons in the Merger

Share Ownership.  On the record date for the special meeting, all persons who served as a director or executive officer of Central Jersey since January 1, 2009 beneficially owned, in the aggregate, 1,513,557 shares of Central Jersey common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately 16.2% of the outstanding shares of Central Jersey common stock.

As described below, certain of Central Jersey’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Central Jersey’s shareholders generally.  Central Jersey’s board of directors was aware of these conflicts of interest and took them into account when approving the merger.

Change of Control/Termination Agreements. Central Jersey has entered into change of control agreements with the following executives:  James S. Vaccaro, Robert S. Vuono, Anthony Giordano, III, Robert K. Wallace and Lisa A. Borghese. Under the agreements, upon an executive’s termination of employment pursuant to a change of control, the executive will be entitled to severance. Each of Mr. Vaccaro, Mr. Vuono and Mr. Giordano is entitled to 30 months severance, Mr. Wallace is entitled to 18 months severance and Ms. Borghese is entitled to 12 months severance.  The amount of severance payable to an executive will be based upon his or her monthly salary in effect at the time of the change of control, a percentage of the previous cash bonus payments made to him or her and the cash equivalent of the monthly benefits provided to him or her at the time of the change of control; provided, however, that the change of control agreements for each of Mr. Vaccaro, Mr. Vuono and Mr. Giordano were amended simultaneously with the execution of the merger agreement to provide that no payment will be made to any of them which would be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.  In the event that an executive is to receive severance, the severance shall be payable in-full within 10 business days after the effective date of the change of control or by December 31 of the year in which the termination of employment occurred, whichever is earlier.

It is expected that Mr. Vuono will be offered employment with Kearny Bank following the merger pursuant to an employment agreement with Kearny, whereby he will agree to waive his right to receive any benefits under his change of control agreement with Central Jersey.

Equity-Based Awards.  Pursuant to Central Jersey’s existing stock-based plans, all unvested options to purchase shares of Central Jersey common stock and stock appreciation rights will become vested and exercisable upon consummation of the merger.  The following table sets forth, as of July 21, 2010, the number of unvested stock options and stock appreciation rights which were held by the executive officers of Central Jersey and all persons who have served as non-employee directors of Central Jersey since January 1, 2009 as a group.

Name	Number of Stock Appreciation Rights	Weighted Average Exercise Price	Number of Unvested Stock Options	Weighted Average Exercise Price
James S. Vaccaro	-	n/a	-	n/a
Robert S. Vuono	-	n/a	-	n/a
Anthony Giordano, III	-	n/a	-	n/a
All non-employee directors as a group	-	n/a	-	n/a

The merger agreement provides that upon completion of the merger, each stock option and stock appreciation right granted by Central Jersey under Central Jersey’s equity incentive and stock option plans shall be cancelled for a cash payment equal to the positive difference between $7.50 and the exercise or base price of such stock option or stock appreciation right.

Continued Director and Officer Liability Coverage.  For a period of six years following the effective time of the merger, Kearny has agreed to indemnify and hold harmless each person entitled to indemnification from Central Jersey from all liability arising out of actions or omissions occurring at or prior to the effective time of the merger (including, without limitation, transactions contemplated by the merger) to the same extent and subject to the conditions set forth in Central Jersey’s certificate of incorporation or by-laws, in each case as in effect as of the date of the merger agreement.  After the effective time of the merger, directors, officers and employees of Central Jersey, except for the indemnification rights in the previous sentence, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Kearny and Kearny Bank would be entitled under the charter and bylaws of Kearny or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Kearny may then make available to officers, directors and employees of Kearny and its subsidiaries.  For a period of six years following the effective time of the merger, Kearny has also agreed to use its best efforts to provide coverage to the officers and directors of Central Jersey under the directors’ and officers’ liability insurance policy currently maintained by Central Jersey or under a policy with comparable or better coverage; provided, however, that Kearny shall not be obligated to make premium payments for such six year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Central Jersey’s directors and officers, 150% of the annual premium payments on Central Jersey’s current policy, as in effect as of the date of the merger agreement.

Non-competition by Directors.  Each non-employee director of Central Jersey will be paid the sum of $10,000 upon the consummation of the merger in exchange for each such director’s agreement not to compete with Central Jersey or Kearny for a period of one year following the merger.

Advisory Board.  Each non-employee director of Central Jersey will be invited to become a member of a Central Jersey Community Advisory Board for Kearny Bank to be formed in connection with the merger. The Advisory Board will stay in place for a minimum of two years after the consummation of the merger.  Each director who serves on the Advisory Board will be compensated for such service at an annual rate of $8,000 during the first year of service and $18,000 during the second year of service.

Employee Matters

Nothing in the merger agreement shall be construed as constituting an employment agreement between Kearny, Kearny Bank or any of their affiliates and any officer or employee of Central Jersey or any of its subsidiaries or an obligation on the part of Kearny, Kearny Bank or any of their affiliates to employ any such officers or employees.

In the event that Kearny terminates any of Central Jersey’s health and welfare benefit plans, programs, insurance and other policies, all employees of Central Jersey or any of its subsidiaries who continue employment with Central Jersey, Kearny or any subsidiary of Kearny following the effective time of the merger will become eligible to participate in Kearny’s or Kearny Bank’s medical, dental, health and disability plans without any gap or interruption in coverage.  With respect to each Kearny health plan, Kearny and Kearny Bank shall cause each such plan to (1) waive any waiting period limitation or evidence of insurability requirement under said plans, (2) waive any pre-existing condition limitations under such plans to the extent such conditions for such participant are covered under the applicable Central Jersey health plan, and (3) credit under such plans any current plan year deductible, co-

payment and out-of-pocket expenses incurred by the employees and their covered dependents during the portion of the plan year prior to such participation.

Any employee of Central Jersey (other than those employees who are a party to a change of control agreement with Central Jersey) whose employment is terminated by Central Jersey, Kearny or Kearny Bank, absent termination for cause, within 12 months of the effective date of the merger, shall receive severance benefits in accordance with the policy and years of service information set forth in the merger agreement.

Operations of Central Jersey after the Merger

Kearny will operate Central Jersey as a division of Kearny Bank for a period of at least 18 months after the effective date of the merger.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the 10th business day following the later of (1) the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived and (2) the date on which the shareholders of Central Jersey approve the merger agreement.  See “Description of the Merger—Conditions to Completing the Merger” below.  The parties may agree to extend the closing date to the 45th day after the later of the foregoing events to occur solely for the purpose of accomplishing the redemption of the Central Jersey preferred stock issued to the U.S. Department of the Treasury under the TARP Capital Purchase Program.  On the closing date, Kearny will file a certificate of merger with the State of New Jersey, Department of the Treasury merging Kearny’s wholly-owned subsidiary with and into Central Jersey.  The merger will become effective at the time stated in the certificates of merger.

Kearny and Central Jersey are working to complete the merger quickly.  It is currently expected that the merger will be completed in the fall of 2010.  However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Kearny’s and Central Jersey’s obligations to consummate the merger are conditioned on the following:

•	approval of the merger agreement by Central Jersey’s shareholders;

•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

•
there shall be no actual or threatened causes of action, investigations or proceedings (1) challenging the validity or legality of the merger agreement or the consummation of the merger, or (2) seeking damages in connection with the merger, or (3) seeking to restrain or invalidate the merger; unless actual or threatened causes of action, investigations or proceedings would not have a material adverse effect on Kearny or Central Jersey, as the case may be;

•
no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction; and

•	the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the effective date of the merger and receipt of a certificate signed by the other party’s chief executive officer to that effect.

Kearny’s obligations to consummate the merger are also conditioned on the following:

•
there shall have been no determination by Kearny that any fact, event, or condition exist or has occurred that would have a material adverse effect on Central Jersey or the consummation of the merger or bank merger;

•
receipt by Central Jersey of all consents and approvals from third parties (other than those required from regulatory authorities) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on the merger or Central Jersey after completion of the merger;

•
there shall be no action taken by an regulatory authority, which, in connection with approval of the merger, imposes, in the judgment of Kearny, any material adverse requirement upon Kearny or any Kearny subsidiary, including, without limitation, any requirement that Kearny sell or dispose of any significant amount of assets of Central Jersey, or any other Kearny subsidiary;

•	if required, Central Jersey shall use its best efforts to deliver executed stock option and stock appreciation right cancellation agreements from all holders;

•	Central Jersey shall have delivered executed support agreements on the date of the merger agreement from certain executive officers and all directors of Central Jersey;

•	Central Jersey’s nonperforming assets shall not exceed $20.0 million for the period from March 31, 2010 through the effective date of the merger; and

•	designated officers of Central Jersey and Central Jersey Bank, N.A. shall have executed an addendum to their respective change of control agreements as of the date of the merger agreement.

Central Jersey cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Central Jersey has agreed that, until completion of the merger, it and its subsidiaries will:

General Business

•	conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles;

•
use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees;

•	use its best efforts to preserve the goodwill of its customers and others with whom business relationships exist; and

•
except as required by law or regulation, take no action which would adversely affect or delay the ability of the Kearny and Central Jersey to obtain any consent from any regulatory authority or other approvals required for the consummation of the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement.

Central Jersey has agreed that, until completion of the merger, unless required by law or permitted by Kearny, neither it nor its subsidiaries will:

Indebtedness

•
incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

Capital Stock

•
change the number of shares of the authorized, issued or outstanding capital stock of Central Jersey (except for the issuance of Central Jersey common stock issued upon the exercise of outstanding stock options), including any issuance, purchase, redemption, split, combination or reclassification thereof;

•	issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Central Jersey;

•
declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of Central Jersey (other than the required dividends on the shares of preferred stock issued to the U.S. Department of the Treasury under TARP and on the trust preferred securities issued by MCBK Capital Trust I, Central Jersey’s subsidiary);

Acquisitions and Dispositions

•	sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

•	purchase or otherwise acquire or sell or otherwise dispose of, any assets or incur any liabilities otherwise than in the ordinary course of business;

Investments

•
acquire 5% or more of the assets or equity securities of any person or business or acquire direct or indirect control of any person or business (except for foreclosures in the ordinary course of business and after consultation with Kearny);

•
enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	purchase or sell or otherwise acquire any investment securities other than in the ordinary course of business consistent with past practices and in accordance with Central Jersey’s investment policy;

Contracts

•
enter into or extend any agreement, lease or license relating to real property (other than capital expenditures permitted under the merger agreement), personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

•
waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which Central Jersey is a party, other than in the ordinary course of business consistent with past practice;

Loans

•
originate, purchase, extend or grant any loan in principal amount (1) up to $500,000 without giving Kearny prompt notice thereof or (2) in excess of $500,000 without permitting Kearny to review such loan in advance;

Employee Matters

•	unless previously disclosed by Central Jersey, pay any bonuses to any employee, officer, director or other person;

•
unless previously disclosed by Central Jersey, grant any general increase in compensation or pay any bonuses to its employees as a class or to its officers or employees except for salary increases made in the ordinary course of business of not more than 5% in the aggregate of the previous year’s aggregate payroll for all employees and upon notice to Kearny;

•	enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person;

•	alter the terms of any incentive bonus or commission plan;

•	adopt any new or materially amend any existing employee benefit plan except as required by law;

•	grant any increase in fees or other compensation or in other benefits to any of its directors;

•	effect any material change in retirement benefits to any class of employees or officers, except as required by law;

•
except for the execution of the merger agreement and the consummation of the merger, take any action that would give rise to a right of payment to any individual under an employment agreement or an acceleration of the right to payment to any individual under any employee benefit plan;

•
terminate any individual that is a party to an employment contract or change of control agreement prior to the effective time of the merger, other than for “cause” as defined in the applicable agreement;

•
make any written communication to directors, officers or employees of Central Jersey pertaining to compensation or benefit matters affected by the merger or the transactions contemplated by the merger agreement without first providing Kearny with a copy or description of the intended communication;

Litigation

•
commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of its operations;

Governing Documents

•	amend its certificate of incorporation or by-laws;

Deposits

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Central Jersey’s past practices;

Capital Expenditures

•
other than certain capital expenditures previously disclosed by Central Jersey and expenditures necessary to maintain existing assets in good repair, make any capital expenditures in excess of $10,000;

Branches

•
except as disclosed by Central Jersey, file any applications or make any contract with respect to branching by Central Jersey or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

Other Agreements

•	form any new subsidiary;

•	enter into, renew, extend or modify any transaction (other than a deposit transaction) with any affiliate other than pursuant to existing policies;

•
make any changes to its existing policies regarding credit, loan loss reserves, loan charge-offs, investments, asset/liability management or other banking policies except as required by changes in applicable law or U.S. generally accepted accounting principles.

Covenants of Central Jersey and Kearny in the Merger Agreement

Agreement Not to Solicit Other Proposals.  Central Jersey has agreed that neither it nor its officers, directors, employees and representatives will: (1) solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any acquisition proposal or offer by a third party; (2) enter into, continue or otherwise participate in discussions or negotiations regarding, an acquisition proposal; or (3) furnish any non-public information or negotiate or enter into any agreement with respect to an acquisition proposal.  An acquisition proposal includes a proposal for any of the following:

•	a merger or consolidation, or any similar transaction of any company with Central Jersey;

•	a purchase, lease or other acquisition of all or substantially all of the assets of Central Jersey;

•	a purchase or other acquisition of beneficial ownership by any person or group of securities representing 24.9% or more of the voting power of Central Jersey; or

•	a tender or exchange offer to acquire securities representing 24.9% or more of the voting power of Central Jersey.

Despite the agreement of Central Jersey not to solicit other acquisition proposals, prior to obtaining shareholder approval of the merger agreement with Kearny, Central Jersey may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal not solicited in violation of the merger agreement, provided that Central Jersey’s board of directors:

•
after consultation with and receipt of advice from outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties to Central Jersey’s shareholders under applicable law; and

•
after consultation with its outside legal counsel and its financial advisor, in good faith reasonably determines that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, (1) is more favorable from a financial point of view than the transactions contemplated by the merger agreement with Kearny and (2) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspect of such proposal (referred to in this document as a “superior proposal”).

If Central Jersey receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Central Jersey must immediately notify Kearny and provide Kearny with information about the third party and its superior proposal and keep Kearny fully informed in all material respects of the status and details of such proposal.

Certain Other Covenants.  The merger agreement also contains other agreements relating to the conduct of Kearny and Central Jersey before consummation of the merger, including the following:

•
each party will give the other party full access during normal business hours to its properties, and shall disclose or make available to the other party and its representatives all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such party;

•
each party shall cause to be prepared and filed all required applications and filings with the regulatory authorities which are necessary or contemplated for obtaining the consents of the regulatory authorities or consummation of the merger;

•
each party will use its best efforts to take all actions and do all things necessary, proper or advisable under applicable laws and regulations, or otherwise, to consummate the merger and the other transactions contemplated by the merger agreement;

•
Central Jersey will invite a representative of Kearny to attend all regular and special meetings of Central Jersey’s board of directors and committees thereof.  Central Jersey may request that the representative of Kearny recuse himself or herself from any meeting (1) if the merger or any other acquisition transaction is the subject of discussion or (2) to preserve attorney-client privilege with respect to any specific matter;

•	Central Jersey will take all actions necessary to convene a meeting of its shareholders to vote on the merger agreement;

•	each party shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by the merger agreement;

•
each party will furnish the other with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of either party to any governmental body in connection with the transactions, applications or filings contemplated by the merger agreement;

•	each party will promptly furnish the other party with copies of written communications received by them or their respective subsidiaries from any government body in respect of the merger;

•	Central Jersey and Kearny will consult with one another prior to issuing any press release or other public disclosure related to the merger;

•
Central Jersey’s board of directors will recommend at the meeting of Central Jersey’s shareholders that the shareholders vote to approve the merger agreement and will use its reasonable best efforts to solicit shareholder approval;

•
Central Jersey and Kearny will cooperate in establishing a retention bonus plan of up to $300,000 for certain employees of Central Jersey and Central Jersey Bank, N.A. who remain employed at Central Jersey, Kearny or Kearny Bank for a period of up to six months after the effective date of the merger.

Representations and Warranties Made by Central Jersey and Kearny in the Merger Agreement

Central Jersey and Kearny have made certain customary representations and warranties to each other in the merger agreement relating to their respective businesses.  For information on these representations and warranties, please refer to the merger agreement attached as Annex A.  The representations and warranties must be true in all material respects through the completion of the merger.  See “Description of the Merger—Conditions to Completing the Merger” on page 30.

The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement and are made as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties.  These representations and warranties may have been made for the purpose of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, as follows:

•	by the written mutual consent of Kearny and Central Jersey;

•	by either party, if the shareholders of Central Jersey fail to approve the merger agreement;

•	by either party, if a required regulatory approval, consent or waiver is denied;

•
by either party, if the merger is not consummated by March 31, 2011 or other mutually agreed upon date, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the merger agreement;

•
by either party, if the other party materially breaches any covenant or agreement contained in the merger agreement, or in the event of an inaccuracy of any representation or warranty by the other party, in either case that has not been cured within 30 days following written notice to such party;

•	by Kearny, if Central Jersey fails to hold its shareholder meeting to vote on the merger within the time frame set in the merger agreement;

•
by Kearny, if the board of directors of Central Jersey does not recommend approval of the merger to the Central Jersey shareholders or withdraws or revises its recommendation in a manner adverse to Kearny; or

•
by Central Jersey prior the approval of the merger agreement by the shareholders of Central Jersey, if Central Jersey receives a superior proposal from a third party that, in the good faith determination of Central Jersey’s board of directors, the board is required to accept in order to comply with its fiduciary duties and Kearny does not make an offer at least as favorable to Central Jersey within 3 days after notice.

Termination Fee

The merger agreement requires Central Jersey to pay Kearny a fee of $2,800,000 if the merger agreement is terminated in certain circumstances.  Specifically, Central Jersey must pay the termination fee if Kearny terminates the merger agreement as a result of Central Jersey’s failure to hold a shareholder meeting to act upon the merger agreement, or if Central Jersey’s board of directors fails to recommend approval of the merger or upon the withdrawal, qualification or revision of its recommendation to approve the merger.  In addition, Central Jersey is also required to pay the $2,800,000 termination fee if Central Jersey terminates the merger agreement after having received a superior proposal that, in the good faith determination of Central Jersey’s board of directors, the board is required to accept in order to comply with its fiduciary duties.

In addition, if the shareholders of Central Jersey fail to approve the merger after a public announcement that another party would like to enter into a transaction with Central Jersey, Central Jersey will be required to pay Kearny a fee of $800,000, and if Central Jersey enters into a transaction with the other party who announced an interest in Central Jersey before the vote  on the merger agreement within 15 months of the termination of the merger agreement, Central Jersey will be required to pay an additional $2,000,000 to Kearny.

Expenses

Each of Kearny and Central Jersey will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Kearny and Central Jersey may agree to waive, amend or modify any provision of the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a Quorum or to approve the merger agreement at the time of the Central Jersey special meeting, the merger agreement cannot be approved unless the Central Jersey special meeting is adjourned to a later date or dates to permit further solicitation of proxies.  To allow proxies that have been received by Central Jersey at the time of the special meeting to be voted for an adjournment, if deemed necessary, Central Jersey has submitted the question of adjournment to its shareholders as a separate matter for their consideration.  The board of directors of Central Jersey recommends that shareholders vote “FOR” the adjournment proposal.  If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

MARKET PRICES FOR CENTRAL JERSEY COMMON STOCK

Effective February 1, 2007, the common stock of Central Jersey commenced trading on the NASDAQ Global Market under the ticker symbol “CJBK.”  Prior thereto, the common stock of Central Jersey traded on the NASDAQ Capital Market.

The following table sets forth, for the periods indicated, the high and low last sale information for Central Jersey common stock, as reported on the NASDAQ Global Market for the period commencing January 1, 2008 through July 21, 2010.  Please note that the information set forth below reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions, and has been adjusted to reflect a 5% stock dividend paid on July 1, 2008.

Year Ending December 31, 2010	High	Low
First Quarter	$3.50	$2.74
Second Quarter	$3.08	$7.08
Third Quarter (July 1, 2010 through July 21, 2010)	$7.30	$7.01

Year Ended December 31, 2009	High	Low
First Quarter	$7.50	$4.62
Second Quarter	6.70	4.90
Third Quarter	6.65	5.05
Fourth Quarter	6.11	2.80

Year Ended December 31, 2008	High	Low
First Quarter	$8.38	$7.35
Second Quarter	8.74	7.66
Third Quarter	8.00	6.62
Fourth Quarter	7.44	5.40

The closing sale prices of Central Jersey common stock on the NASDAQ Global Market on May 25, 2010, which was the last trading day before the announcement of the proposed merger, was $3.08.  On July 21, 2010, which was the latest practicable trading day before this proxy statement was printed, the closing price for Central Jersey common stock on the NASDAQ Global Market was $7.30.

During 2009, Central Jersey declared and paid $505,000 in dividends due on the shares of preferred stock issued by Central Jersey to the U.S. Department of the Treasury as part of the TARP Capital Purchase Program.  Central Jersey Bank, N.A. declared and paid $320,000 in cash dividends to Central Jersey in order to provide funding for the aforementioned dividend payment.

Central Jersey has not paid any cash dividends on its common stock and does not presently intend to declare or pay cash dividends on its common stock.  Our dividend policy is subject to certain regulatory considerations and the discretion of our board of directors and depends upon a number of factors, including operating results, financial condition and general business conditions.  Holders of common stock are entitled to receive dividends as, if and when declared by our board of directors out of funds legally available therefore, subject to the restrictions set forth under the Federal Bank Holding Company Act.  Subject to the provisions of TARP described below, we may pay cash dividends without regulatory approval if net income available to common shareholders fully funds the proposed dividends, and the expected rate of earnings retention is consistent with Central Jersey’s capital needs, asset quality and overall financial condition.

For so long as any shares of preferred stock issued to the U.S. Department of the Treasury are outstanding, Central Jersey is not permitted to declare or pay cash dividends on its common stock unless all dividends on the shares of preferred stock have been paid in-full.  Further, unless the shares of preferred stock are redeemed or fully transferred to third parties, Central Jersey is prohibited from increasing its common stock dividends without prior approval of the U.S. Department of the Treasury until December 23, 2011, which is the third anniversary of the investment by the U.S. Department of the Treasury in Central Jersey.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of June 30, 2010, with respect to the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of Central Jersey common stock, by (1) each director of Central Jersey, (2) each named executive officer, (3) each person or group of persons known by Central Jersey to be the beneficial owner of greater than 5% of Central Jersey’s outstanding common stock, and (4) all directors and executive officers of Central Jersey as a group.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to the shares of common stock shown as beneficially owned by them.

	Beneficial Ownership of Central Jersey’s Common Stock
Name of Beneficial Owner (1)	No. of Shares (2)	Percent of Class
James G. Aaron, Esq. (3)(4)	257,186	2.74%
Mark R. Aikins, Esq. (3)(5)	122,437	1.30%
John A. Brockriede (3)(6)	496,813	5.30%
George S. Callas (3)(7)	196,458	2.09%
Paul A. Larson, Jr. (3)(8)	86,118	*
Carmen M. Penta, C.P.A. (3)(9)	109,010	1.16%
Mark G. Solow (3)(10)	191,511	2.04%
James S. Vaccaro (3)(11)(12)	232,624	2.45%
Robert S. Vuono (3)(13)(14)	114,362	1.22%
Anthony Giordano, III (15)(16)	81,392	*
Linda J. Brockriede (17)(18)	496,813	5.30%
All Directors and Executive Officers as a Group (10 persons) (4)(5)(6)(7)(8)(9)(10)(12) (14)(16)	1,887,911	19.08%
__________________________________________

*           Indicates less than 1%.

(1)	All directors and officers listed in this table maintain a mailing address at 1903 Highway 35, Oakhurst, New Jersey 07755.

(2)
In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Central Jersey common stock if he or she has voting or investment power with respect to such security.  This includes shares (a) subject to options exercisable within 60 days, and (b)(1) owned by a spouse, (2) owned by other immediate family members, or (3) held in trust or held in retirement accounts or funds for the benefit of the named individuals, over which shares the person named in the table may possess voting and/or investment power.

(3)	Such person currently serves as a director of Central Jersey.

(4)
Includes 44,259 shares subject to currently exercisable stock options; 27,545 shares held in an Individual Retirement Account with Morgan Stanley for the benefit of Mr. Aaron; and 18,336 shares registered in the name of Mr. Aaron as trustee for the Trust Under the Will of Leslie B. Aaron, Mr. Aaron’s father.  Mr. Aaron disclaims any beneficial ownership of the shares held in the aforementioned trust.  Also includes 44,019 shares registered in the name of ERBA Co., Inc., in which Mr. Aaron has an ownership interest and serves as vice president.  Mr. Aaron disclaims beneficial ownership of these securities except to the extent of his ownership interest in ERBA Co., Inc.  Also includes 48,993 shares registered in the name of the Aaron Family Limited Partnership, of which Mr. Aaron is a partner.  Mr. Aaron disclaims beneficial ownership of these securities except to the extent of his partnership interest in the Aaron Family Limited Partnership.  Also includes 7,680 shares registered in the name of the David Ritter Trust and 7,680 shares registered in the name of the Randy Ritter Trust, of which Mr. Aaron is a trustee.  Mr. Aaron disclaims any beneficial ownership of the shares held in these trusts.  Also includes 22,544 shares held in trusts for the benefit of Mr. Aaron’s family members of which Mr. Aaron’s wife is trustee; 3,361 shares registered in the name of Mr. Aaron’s wife; and 9,653 shares held in an Individual Retirement Account with Morgan Stanley for the benefit of Mr. Aaron’s wife.  Mr. Aaron disclaims beneficial ownership of the shares held in these trusts, the shares held by his wife and the shares held for the benefit of his wife.

(5)
Includes 44,259 shares subject to currently exercisable stock options; 77,117 shares held in a Simplified Employee Pension/Individual Retirement Account by Merrill Lynch as custodian for the benefit of Mr. Aikins; and 1,061 shares held by Mr. Aikins for the benefit of his children under the Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest.

(6)
Includes 25,422 shares subject to currently exercisable stock options.  Also includes 20,534 shares held in an Individual Retirement Account and 3,899 shares held in a Simplified Employee Pension Plan both by UBS as custodian for the benefit of Mr. Brockriede, and 3,202 shares held in an Individual Retirement Account by UBS for the benefit of Mr. Brockriede’s wife.  Mr. Brockriede disclaims beneficial ownership of the shares held in the Individual Retirement Account for the benefit of his wife.  Includes 127,281 shares held by CJM Management, L.L.C., of which Mr. Brockriede is an Administrative Member.  Mr. Brockriede disclaims beneficial ownership of these shares except to the extent of his ownership interest in CJM Management, L.L.C.  Also includes 296,388 shares held jointly with Mr. Brockriede’s wife through a broker, 2,488 shares held jointly with Mr. Brockriede’s wife directly and 16,355 shares held in trusts for the benefit of Mr. Brockriede’s family members of which Mr. Brockriede’s wife is trustee.  Mr. Brockriede disclaims beneficial ownership of the shares held in these trusts.

(7)	Includes 50,690 shares subject to currently exercisable stock options and 6,748 shares held by Mr. Callas’ wife. Mr. Callas disclaims beneficial ownership of the shares held by his wife.

(8)	Includes 34,719 shares subject to currently exercisable stock options. Also includes 8,437 shares held jointly with Mr. Larson’s wife.

(9)
Includes 38,579 shares subject to currently exercisable stock options and 151 shares held jointly with Mr. Penta’s wife.  Also includes 7,907 shares held by Mr. Penta’s wife as to which shares Mr. Penta disclaims beneficial ownership.

(10)	Includes 44,259 shares subject to currently exercisable stock options.

(11)	Mr. Vaccaro is a named executive officer and serves as the Chairman of the Board, President and Chief Executive Officer of Central Jersey.

(12)
Includes 151,836 shares subject to currently exercisable stock options; 43,099 shares held by Citi, Smith Barney as custodian for the benefit of the James S. Vaccaro Simplified Employee Pension; 11,461 shares held pursuant to the 401(k) plan of Central Jersey Bank, N.A. for the benefit of Mr. Vaccaro; and 1,349 shares held by Mr. Vaccaro’s daughter who resides with him.  Mr. Vaccaro disclaims any beneficial interest to the shares held by his daughter.

(13)	Mr. Vuono is a named executive officer and serves as Senior Executive Vice President, Chief Operating Officer and Secretary of Central Jersey.

(14)
Includes 56,961 shares subject to currently exercisable stock options and 13,077 shares held for the benefit of Mr. Vuono in an Individual Retirement Account with Bank of America Investment Services, Inc. and 29,549 shares held for the benefit of Mr. Vuono in an Individual Retirement Account with UBS Financial Services, Inc.

(15)	Mr. Giordano is a named executive officer and serves as Senior Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Central Jersey.

(16)
Includes 55,548 shares subject to currently exercisable stock options; 2,652 shares held by Charles Schwab & Co. in an Individual Retirement Account for the benefit of Mr. Giordano; 2,756 shares held in a Simplified Employee Pension by Charles Schwab & Co. for the benefit of Mr. Giordano’s wife, as to which shares he disclaims any beneficial interest; 16,138 shares held pursuant to the 401(k) plan of Central Jersey Bank, N.A. for the benefit of Mr. Giordano; 2,401 shares held by Charles Schwab & Co. in an Individual Retirement Account for the benefit of Mr. Giordano’s wife, as to which shares he disclaims any beneficial interest; 597 shares held by Mr. Giordano as custodian for his son under the Uniform Transfers to Minors Act, as to which shares he disclaims any beneficial interest; and 1,300 shares held in Education IRAs for the benefit of Mr. Giordano’s sons, as to which shares he disclaims any beneficial interest.

(17)
Includes 296,388 shares held jointly with Mrs. Brockriede’s husband, John A. Brockriede, through a broker; 2,488 shares held jointly with John A. Brockriede directly; 1,244 shares held by John A. Brockriede directly; 16,355 shares held in trusts for the benefit of Mrs. Brockriede’s family members of which Mrs. Brockriede is trustee; 25,422 shares subject to currently exercisable stock options previously granted to John A. Brockriede; 20,534 shares held in an Individual Retirement Account and 3,899 shares held in a Simplified Employee Pension Plan both by UBS as custodian for the benefit of John A. Brockriede; 3,202 shares held in an Individual Retirement Account by UBS for the benefit of Mrs. Brockriede; and 127,281 shares held by CJM Management, L.L.C., of which John A. Brockriede is an Administrative Member.  Mrs. Brockriede disclaims beneficial ownership to all of the aforementioned securities with the exception of those held jointly with her husband and the securities held in an Individual Retirement Account for her benefit.  Mrs. Brockriede maintains a mailing address at 450 Broadway, Long Branch, New Jersey 07740.

(18)	Mrs. Brockriede maintains a mailing address at 450 Broadway, Long Branch, New Jersey 07740.

SHAREHOLDERS SHARING THE SAME ADDRESS

Central Jersey has adopted a procedure called “householding,” which has been approved by the Securities Exchange Commission.  Under this procedure, Central Jersey is delivering only one copy of this proxy statement to multiple shareholders who share the same mailing address and have the same last name, unless Central Jersey has received contrary instructions from an affected shareholder.  This procedure reduces Central Jersey’s printing costs, mailing costs and fees.  Shareholders who participate in householding will continue to receive separate proxy cards.

Central Jersey will deliver promptly upon written or oral request a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of this document was delivered.  To receive a separate copy of this proxy statement, you may write to Mr. James S. Vaccaro, Chairman, President and Chief Executive Officer, Central Jersey Bancorp, 1903 Highway 35, Oakhurst, New Jersey 07755, or call (732) 663-4000.

SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of Central Jersey and no public participation in any future meetings of Central Jersey’s shareholders.  However, if the merger is not completed, Central Jersey will hold a 2011 annual meeting of its shareholders.  In that event, shareholder proposals for presentation at Central Jersey’s 2011 annual meeting of shareholders must be received by Central Jersey at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 31, 2010.  Central Jersey’s by-laws contain certain procedures which must be followed in connection with shareholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

Central Jersey files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
Room 1580
100 F. Street, N.E.
Washington, D.C.  20549

Please call the Securities and Exchange Commission at (800) 732-0330 for further information on the public reference room.  You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street. N.E., Washington, D.C. 20549, at prescribed rates.  Central Jersey’s public filings are also available to the public from document retrieval services and the website maintained by the Securities and Exchange Commission at http://www.sec.gov.  Central Jersey’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of Central Jersey common stock, to whom this proxy statement is delivered, without charge, upon request directed to Central Jersey at 1903 Highway 35, Oakhurst, New Jersey  07755, Attention: James S. Vaccaro, Chairman, President and Chief Executive Officer, or by calling (732) 663-4000.

You should reply only on the information contained in this proxy statement.  No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement.  No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must be relied upon as having been authorized by Central Jersey or any other person.  Central Jersey has supplied all information contained in this proxy statement relating to Central Jersey and its affiliates.  Kearny has supplied all information contained in this proxy statement relating to Kearny and its affiliates.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

KEARNY FINANCIAL CORP.,
KEARNY FEDERAL SAVINGS BANK,
CENTRAL JERSEY BANCORP
AND
CENTRAL JERSEY BANK, NATIONAL ASSOCIATION

Dated as of May 25, 2010

TABLE OF CONTENTS

ARTICLE 1
THE MERGER
Section 1.1	Consummation of Merger; Closing Date
Section 1.2	Effect of Merger
Section 1.3	Further Assurances
Section 1.4	Directors and Officers

ARTICLE 2
CONVERSION OF CONSTITUENTS’ CAPITAL SHARES
Section 2.1	Manner of Conversion of Central Jersey Shares
Section 2.2	Central Jersey Stock Options and Stock Appreciation Rights
Section 2.3	Effectuating Conversion
Section 2.4	Determination of Alternative Structures
Section 2.5	Laws of Escheat

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CENTRAL JERSEY
Section 3.1	Corporate Organization
Section 3.2	Capitalization
Section 3.3	Financial Statements; Filings
Section 3.4	Loan Portfolio; Reserves
Section 3.5	Certain Loans and Related Matters
Section 3.6	Authority; No Violation
Section 3.7	Consents and Approvals
Section 3.8	Broker’s Fees
Section 3.9	Absence of Certain Changes or Events
Section 3.10	Legal Proceedings; Etc.
Section 3.11	Taxes and Tax Returns
Section 3.12	Employee Benefit Plans
Section 3.13	Title and Related Matters
Section 3.14	Real Estate
Section 3.15	Environmental Matters
Section 3.16	Commitments and Contracts
Section 3.17	Regulatory Matters
Section 3.18	Registration Obligations
Section 3.19	Antitakeover Provisions
Section 3.20	Insurance
Section 3.21	Labor
Section 3.22	Compliance with Laws
Section 3.23	Transactions with Management
Section 3.24	Derivative Contracts
Section 3.25	Deposits
Section 3.26	Controls and Procedures
Section 3.27	SEC Filings

Section 3.28	Proxy Materials
Section 3.29	Deposit Insurance
Section 3.30	Intellectual Property
Section 3.31	Fairness Option
Section 3.32	No Trust Powers
Section 3.33	Indemnification
Section 3.34	Investment Securities
Section 3.35	Untrue Statements and Omissions

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF KEARNY
Section 4.1	Organization and Related Matters of Kearny
Section 4.2	Authorization
Section 4.3	Consents and Approvals
Section 4.4	Proxy Materials
Section 4.5	Regulatory Matters
Section 4.6	Absence of Certain Changes or Events
Section 4.7	Deposit Insurance
Section 4.8	Access to Funds
Section 4.9	Untrue Statements and Omissions

ARTICLE 5
COVENANTS AND AGREEMENTS
Article 5.1	Conduct of the Business of the Parties
Article 5.2	Current Information
Article 5.3	Access to Properties; Personnel and Records, System Integration
Article 5.4	Proxy Statement/Approval of Shareholders
Article 5.5	No Other Bids
Article 5.6	Notice of Deadlines
Section 5.7	Maintenance of Properties; Certain Remediation and Capital Improvements
Section 5.8	Environmental Audits
Section 5.9	Title Insurance
Section 5.10	Surveys
Section 5.11	Consents to Assign and Use Leased Premises
Section 5.12	Compliance Matters
Section 5.13	Conforming Accounting and Reserve Policies
Section 5.14	Support Agreements
Section 5.15	Disclosure Controls
Section 5.16	Bank Merger Agreement

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1	Best Efforts; Cooperation
Section 6.2	Regulatory Matters
Section 6.3	Employment and Employee Benefit Matters
Section 6.4	Indemnification

Section 6.5	Transaction Expenses of Central Jersey
Section 6.6	Press Releases
Section 6.7	Prior Notice and Approval Before Payments to be Made
Section 6.8	Post Merger Activities of Central Jersey Directors
Section 6.9	Notification of Certain Matters
Section 6.10	Central Jersey Division
Section 6.11	Community Charitable Foundation
Section 6.12	Supplemental Indenture
Section 6.13	Disclosure Supplements
Section 6.14	Preferred Stock Redemption

ARTICLE 7
MUTUAL CONDITIONS TO CLOSING
Section 7.1	Shareholder Approval
Section 7.2	Regulatory Approvals
Section 7.3	Litigation

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF KEARNY
Section 8.1	Representations and Warranties
Section 8.2	Performance of Obligations
Section 8.3	Certificates Representing Satisfaction of Conditions
Section 8.4	Absence of Adverse Facts
Section 8.5	Consents Under Agreements
Section 8.6	Material Condition
Section 8.7	Certification of Claims
Section 8.8	Environmental Audit Results
Section 8.9	Support Agreements
Section 8.10	Power of Attorney
Section 8.11	Receipt of Option Cancellation Agreements
Section 8.12	Addenda to Employment and Change in Control Agreements
Section 8.13	Nonperforming Assets

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF CENTRAL JERSEY
Section 9.1	Representations and Warranties
Section 9.2	Performance of Obligations
Section 9.3	Certificate Representing Satisfaction of Conditions

ARTICLE 10
TERMINATION, WAIVER AND AMENDMENT
Section 10.1	Termination
Section 10.2	Effect of Termination; Termination Fee
Section 10.3	Amendments
Section 10.4	Waivers
Section 10.5	Non-Survival of Representations, Warranties and Covenants

ARTICLE 11
MISCELLANEOUS
Section 11.1	Definitions
Section 11.2	Entire Agreement
Section 11.3	Notices
Section 11.4	Severability
Section 11.5	Costs and Expenses
Section 11.6	Captions
Section 11.7	Counterparts
Section 11.8	Persons Bound; No Assignment
Section 11.9	Governing Law
Section 11.10	Exhibits and Schedules
Section 11.11	Waiver
Section 11.12	Construction of Terms
Section 11.13	Specific Performance

Exhibits
Exhibit A	Form of Corporate Plan of Merger
Exhibit B	Form of Support Agreement
Exhibit C	Form of Addendum to Change of Control Agreements
Exhibit D	Form of Bank Plan of Merger
Exhibit E	Form of Option Cancellation and Release Agreement

AGREEMENT AND PLAN OF MERGER
By and Among
KEARNY FINANCIAL CORP.,
KEARNY FEDERAL SAVINGS BANK,
CENTRAL JERSEY BANCORP
AND
CENTRAL JERSEY BANK, NATIONAL ASSOCIATION

This AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of May, 2010 (this “Agreement”), by and among Kearny Financial Corp., a federal corporation (“Kearny”), Kearny Federal Savings Bank, a federal savings bank (“Kearny Bank”), Central Jersey Bancorp, a New Jersey corporation (“Central Jersey”) and Central Jersey Bank, National Association, a national banking association (“Central Jersey Bank”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Kearny and Central Jersey deem it in the best interests of Kearny and Central Jersey, respectively, and of their respective shareholders, that Kearny and Central Jersey enter into this Agreement pursuant to which Kearny will acquire all of the issued and outstanding shares of capital stock of Central Jersey through the merger of a wholly owned acquisition subsidiary of Kearny with and into Central Jersey (the “Merger”);

WHEREAS, Kearny owns all of the issued and outstanding capital stock of Kearny Bank and Central Jersey owns all of the issued and outstanding capital stock of Central Jersey Bank, and it is contemplated that, immediately following the Merger, Central Jersey Bank will be merged with and into Kearny Bank with Kearny Bank as the surviving entity (the “Bank Merger”);

WHEREAS, concurrently with the execution of this Agreement, Kearny and Kearny Bank have entered into an Addendum to the [Second] Amended and Restated Change of Control Agreement in the form attached as Exhibit C hereto with certain of the officers of Central Jersey Bank who are parties to [Second] Amended and Restated Change of Control Agreements with Central Jersey as detailed herein;

WHEREAS, as an inducement and condition to Kearny’s entering into this Agreement, each of the directors of Central Jersey who has been nominated for election to the Central Jersey Board of Directors at the Central Jersey annual meeting of shareholders to be held on May 26, 2010 (the “Annual Meeting”) and each of the executive officers of Central Jersey in their individual capacity have entered into a Support Agreement in the form attached hereto as

Exhibit B.1 or B.2, as the case may be, with Kearny pursuant to which they have agreed to take certain actions in support and cooperation of this transaction and the surviving corporation.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties agree that all the outstanding shares of common stock of Central Jersey will be acquired by Kearny through the merger of an acquisition subsidiary of Kearny with and into Central Jersey and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of Central Jersey, par value $0.01 per share, into cash, shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1             Consummation of Merger; Closing Date.

(a)           On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger, a corporation to be organized under the laws of State of New Jersey as a wholly owned subsidiary of Kearny for the sole purpose of facilitating the Merger (“Merger Sub”), shall be merged with and into Central Jersey pursuant to the provisions of the New Jersey Business Corporation Act (“NJBCA”) and the separate corporate existence of Merger Sub shall cease.  Central Jersey shall be the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of New Jersey as a subsidiary of Kearny.  The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Kearny, Kearny Bank, Central Jersey and Central Jersey Bank, and of the Plan of Merger to be entered into by and between Merger Sub and Central Jersey substantially in the form appended as Exhibit A, which will be approved and adopted by the Boards of Directors of Central Jersey and of Merger Sub and by Kearny as the sole shareholder of Merger Sub.

(b)           Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the date and time specified in the Certificate of Merger to be filed with the New Jersey Office of the State Treasurer pursuant to the NJBCA (such time is hereinafter referred to as the “Effective Time of the Merger”).  Subject to the terms and conditions hereof, unless otherwise agreed upon by Kearny and Central Jersey, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement and (ii) the date on which the shareholders of Central Jersey approve the transactions contemplated by this Agreement, or such other time as the Parties may agree; provided, however, that the Parties agree to extend the time on  which the Effective Time of the Merger shall occur to the forty-fifth (45th) business day following the later to occur of the aforementioned events solely for the purpose of accomplishing the redemption of the Central Jersey Preferred Shares as contemplated in Section 6.14.

(c)           The closing of the Merger (the “Closing”) shall take place at the principal offices of Kearny at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”).  Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2             Effect of Merger.  At the Effective Time of the Merger, Merger Sub shall be merged with and into Central Jersey and the separate existence of Merger Sub shall cease.  The certificate of incorporation and bylaws of Central Jersey, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the certificate of incorporation and bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a New Jersey corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations.  The Merger shall have the effects set forth in federal law and the NJBCA.  All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all chooses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed.  The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place.  Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3             Further Assurances.  If, at any time after the Effective Time of the Merger, Kearny shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Kearny its right, title or interest in, to or under any of the rights, properties or assets of Central Jersey or Central Jersey Bank or (ii) otherwise carry out the purposes of this Agreement, Central Jersey and its officers and directors shall be deemed to have granted to Kearny an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Kearny its right, title or interest in, to or under any of the rights, properties or assets of Central Jersey or Central Jersey Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Kearny are authorized in the name of Central Jersey or otherwise to take any and all such action.

Section 1.4             Directors and Officers.  Except as otherwise set forth herein, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Merger Sub immediately prior to the Effective Time of the Merger.

ARTICLE 2

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1            Manner of Conversion of Central Jersey Shares.  Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Kearny, Central Jersey or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a)           Each share of capital stock of Kearny outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

(b)           Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, be exchanged for one Central Jersey Share (as defined below).

(c)           Each share of common stock of Central Jersey, par value $0.01 per share (the “Central Jersey Shares”) held by Central Jersey or by Kearny (or any of their subsidiaries) other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(d)           Except with regard to Central Jersey Shares excluded under Section 2.1(c) above, each Central Jersey Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive a cash amount equal to $7.50 (the “Merger Consideration”).

(e)           The warrant for Central Jersey Shares issued to the United States Department of the Treasury if outstanding immediately prior to the Effective Time shall be converted into the right to receive the excess of the Merger Consideration over the per share exercise price of the warrant multiplied by the number of Central Jersey Shares that may be purchased pursuant to the warrant.

(f)           Unless redeemed prior to or contemporaneously with Closing, each share of Fixed Rate Cumulative Perpetual Senior Preferred Stock Series A of Central Jersey outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

Thereafter, subject to Sections 2.5, each outstanding certificate representing a Central Jersey Share shall represent solely the right to receive the Merger Consideration.

Section 2.2           Central Jersey Stock Options and Stock Appreciation Rights.  As of and immediately prior to the Effective Time of the Merger, all rights with respect to Central Jersey Shares issuable pursuant to the exercise of stock options and stock appreciation rights (“Central Jersey Options”) granted by Central Jersey under the Central Jersey Stock Option Plans set forth in Schedule 2.2 (the “Central Jersey Stock Option Plans”), each of which are listed and described on Schedule 2.2 and which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall be cancelled by Central Jersey in exchange for a cash payment equal to the positive difference, if any, between the Merger Consideration and the option exercise price (the “Options Consideration”).  The cancellation of Central Jersey Options in exchange for the Options Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such Central Jersey Options although  Central Jersey will use its reasonable best efforts to have each holder of any such Central Jersey Option execute and deliver an Option Cancellation and Release Agreement in the form set forth as Exhibit 2.2 hereto.  Prior to the Effective Time of the Merger, Central Jersey shall take or cause to be taken all actions required under the Central Jersey Stock Option Plans to provide for the actions set forth in this Section 2.2.  Central Jersey shall cause the termination, effective as of the Effective Time of the Merger, of all Central Jersey Stock Option Plans.

Section 2.3            Effectuating Conversion.  At the Effective Time of the Merger, Kearny will deliver or cause to be delivered to a third-party agent to be appointed by Kearny and reasonably acceptable to Central Jersey (the “Exchange Agent”) an amount of cash equal to the aggregate Merger Consideration to be paid pursuant to Section 2.1 hereof (the “Exchange Fund”).  As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Central Jersey Shares transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing Central Jersey Shares for the Merger Consideration provided for in this Agreement.  The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing Central Jersey Shares and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of Central Jersey Shares to transfer good and marketable title to such Central Jersey Shares to Kearny, free and clear of all liens, claims and encumbrances.

(a)           At the Effective Time of the Merger, the stock transfer books of Central Jersey shall be closed as to holders of Central Jersey Shares immediately prior to the Effective Time of the Merger, no transfer of Central Jersey Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Central Jersey Shares shall, without any action on the part of any holder thereof, no longer represent Central Jersey Shares.  If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration.

(b)           In the event that any holder of record as of the Effective Time of the Merger of Central Jersey Shares is unable to deliver the certificate which represents such holder’s Central Jersey Shares, Kearny, in the absence of actual notice that any Central Jersey Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser shall deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i)           An affidavit or other evidence to the reasonable satisfaction of Kearny that any such certificate has been lost, wrongfully taken or destroyed;

(ii)           Such security or indemnity as may be reasonably requested by Kearny to indemnify and hold Kearny harmless in respect of such stock certificate(s); and

(iii)           Evidence to the reasonable satisfaction of Kearny that such holder is the owner of Central Jersey Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(c)           If the delivery of the Merger Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing Central Jersey Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of Kearny that such tax has been paid or is not applicable.

(d)           Except as provided herein, the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing Central Jersey Shares, and neither the Exchange Agent nor Kearny shall be obligated to deliver any of the Merger Consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing Central Jersey Shares as provided for by the Agreement.  Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing Central Jersey Shares, without interest at the time of such surrender, the Merger Consideration.

(e)           At any time following six months after the Effective Time, Kearny shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not yet been disbursed to former holders of Central Jersey Shares, and thereafter, such holders shall be entitled to look to Kearny (subject to abandoned property and escheat laws) with respect to any amounts due upon surrender of their certificates formerly representing Central Jersey Shares.

(f)           Kearny or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Central Jersey Shares, such amounts as Kearny (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law.  To the extent that such amounts are properly withheld by Kearny or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Central Jersey Shares in respect of whom such deduction and withholding were made by Kearny or the Exchange Agent.

Section 2.4            Determination of Alternative Structures.  Central Jersey hereby agrees that Kearny may at any time change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount or kind of the Merger Consideration to be paid to holders of the Central Jersey Shares or the Options Consideration to be paid to the holders of Central Jersey Options as provided for in this Agreement, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of Central Jersey’s shareholders as a result of receiving the Merger Consideration or the tax treatment of any Party pursuant to this Agreement.

Section 2.5             Laws of Escheat.  If any of the consideration due or other payments to be paid or delivered to the holders of Central Jersey Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Kearny or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws.  Any other provision of this Agreement notwithstanding, none of Central Jersey, Kearny, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of Central Jersey Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CENTRAL JERSEY

Central Jersey and Central Jersey Bank hereby represent and warrant to Kearny and Kearny Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 3.1            Corporate Organization.

(a)           Central Jersey is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Central Jersey has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary except where the failure to be so licensed or qualified (or steps necessary to sure such failure) would not have a Material Adverse Effect on Central Jersey.  Central Jersey is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended.  True and correct copies of the Certificate of Incorporation and the By-laws of Central Jersey, each as amended to the date hereof, have been delivered to Kearny.

(b)           Central Jersey has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Central Jersey.

(c)           Central Jersey Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States.  Central Jersey Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  True and correct copies of the Articles of Association and the Bylaws of Central Jersey Bank, each as amended to the date hereof, have been delivered to Kearny.

(d)           The respective minute books of Central Jersey and each subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(e)           Each direct and indirect subsidiary of Central Jersey (other than Central Jersey Bank) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties or assets owned or leased by each subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Central Jersey.  All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests.  A true and correct list of all direct and indirect subsidiaries of Central Jersey is attached hereto as Schedule 3.1(e).  Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of the activities conducted by such subsidiary.

Section 3.2            Capitalization.

(a)           The authorized capital stock of Central Jersey consists of 100,000,000 Central Jersey Shares, of which 9,349,901 are issued and outstanding as of the date hereof which 276,378 shares are held in the treasury of Central Jersey and 10,000,000 shares of preferred stock of which 11,300 shares of Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series A (the “Central Jersey Preferred Shares “) are issued and outstanding.  All of the issued and outstanding Central Jersey Shares and Central Jersey Preferred Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable.  As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of Central Jersey, or any securities or rights convertible into or exchangeable for shares of capital stock of Central Jersey, except for options to purchase 900,586 Central Jersey Shares, 113,448 stock appreciation rights (each of which are described in more detail in Schedule 2.2) and a warrant to purchase 268,621 Central Jersey Shares which is held by the United States Department of the Treasury.

(b)           Central Jersey owns, directly, or indirectly, all of the capital stock of Central Jersey Bank and the other Central Jersey subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Central Jersey Bank or any other subsidiary.  Except for the Central Jersey subsidiaries, Central Jersey does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in Central Jersey Bank’s investment portfolio as set forth in Schedule 3.2(b).

Section 3.3             Financial Statements; Filings.

(a)           Central Jersey has previously delivered to Kearny copies of the audited consolidated financial statements of Central Jersey as of and for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and the unaudited consolidated financial statements for the quarter ended March 31, 2010, and Central Jersey shall deliver to Kearny, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Central Jersey, the additional financial statements of Central Jersey as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Central Jersey”).

(b)           Central Jersey Bank has previously delivered to Kearny copies of the Consolidated Reports of Condition and Income (“Call Reports”) of Central Jersey Bank as of and for each of the years ended December 31, 2009, December 31, 2008 and December 31, 2007 and for the quarter ended March 31, 2010, and Central Jersey Bank shall deliver to Kearny, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year, the Call Reports of Central Jersey Bank as of and for such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Central Jersey Bank”).

(c)           Each of the Financial Statements of Central Jersey and each of the Financial Regulatory Reports of Central Jersey Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied by Central Jersey during the periods involved, except as otherwise noted therein, and the books and records of Central Jersey and Central Jersey Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.  Each of the Financial Statements of Central Jersey and each of the Financial Regulatory Reports of Central Jersey Bank (including the related notes, where applicable) fairly presents or will fairly present the financial position of Central Jersey or Central Jersey Bank, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of Central Jersey or Central Jersey Bank, as applicable, for the respective periods therein set forth.

(d)           To the extent not prohibited by law, Central Jersey has heretofore delivered or made available, or caused to be delivered or made available, to Kearny all material reports and filings made or required to be made by Central Jersey or Central Jersey Bank with the Regulatory Authorities, and will from time to time hereafter furnish to Kearny, upon filing or furnishing the same to the Regulatory Authorities, all such material reports and filings made after the date hereof with the Regulatory Authorities.  As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           Except as set forth in Schedule 3.3(e), since December 31, 2009, neither Central Jersey nor any of its subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Central Jersey except obligations and liabilities which are accrued or reserved against in the Financial Statements of Central Jersey or the Financial Regulatory Reports of Central Jersey Bank, or reflected in the notes thereto.  Since December 31, 2009, neither Central Jersey nor any of its subsidiaries has incurred or paid any obligation or liability which would be material to Central Jersey, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

Section 3.4            Loan Portfolio; Reserves.  All evidences of indebtedness reflected as assets in the Financial Statements of Central Jersey were (or will be, as the case may be) as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.  The allowances for possible loan losses shown on the Financial Statements of Central Jersey and the Financial Regulatory Reports of Central Jersey Bank were, and the allowance for possible loan losses to be shown on the Financial Statements of Central Jersey and the Financial Regulatory Reports of Central Jersey Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Central Jersey and other extensions of credit (including letters of credit or commitments to make loans or extend credit).

Section 3.5            Certain Loans and Related Matters.  Except as set forth in Schedule 3.5, neither Central Jersey nor any of its subsidiaries is a Party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Central Jersey or its subsidiaries or any Regulatory Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Central Jersey or any five percent (5%) shareholder of Central Jersey, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Central Jersey or its subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority, which such violation would be reasonably expected to have a Material Adverse Effect on Central Jersey.

Section 3.6            Authority; No Violation.

(a)           Central Jersey and Central Jersey Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of Central Jersey and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.  The Boards of Directors of Central Jersey and Central Jersey Bank have duly and validly approved this Agreement and the transactions contemplated hereby, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to Central Jersey’s shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders and the execution and filing of the Certificate of Merger, no other corporate proceeding on the part of Central Jersey or Central Jersey Bank is necessary to consummate the transactions so contemplated.  This Agreement (assuming due authorization, execution and delivery by Kearny and Kearny Bank), constitutes the valid and binding obligation of Central Jersey and Central Jersey Bank, and is enforceable against Central Jersey and Central Jersey Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)           Neither the execution and delivery of this Agreement by Central Jersey or Central Jersey Bank nor the consummation by Central Jersey or Central Jersey Bank of the transactions contemplated hereby including the Bank Merger, nor compliance by Central Jersey or Central Jersey Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-laws of Central Jersey or the Articles of Association and Bylaws of Central Jersey Bank or any governing documents of any of their subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Central Jersey or Central Jersey Bank or any of their subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Central Jersey or Central Jersey Bank or any of their subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Central Jersey, Central Jersey Bank or any of their subsidiaries is a Party, or by which it or any of their properties or assets may be bound or affected, except in the case of clauses (ii) and (iii) as would not constitute a Material Adverse Effect on Central Jersey.

(c)           No appraisal or dissenters’ rights shall be available to holders of Central Jersey Shares in connection with the Merger.

Section 3.7            Consents and Approvals.  Except for (i) the approval of the shareholders of Central Jersey pursuant to the proxy statement of Central Jersey relating to the meeting of the shareholders of Central Jersey at which the Merger is to be considered (the “Proxy Statement”); (ii) the Consents of the Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by Central Jersey and Central Jersey Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8            Broker’s Fees.  Except for Sandler O’Neill & Partners, L.P. (“Sandler”), whose engagement letter is set forth in Schedule 3.8, neither Central Jersey nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9            Absence of Certain Changes or Events.  Except as set forth in Schedule 3.9, since December 31, 2009, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of Central Jersey Shares or (b) any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of Central Jersey, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on Central Jersey, including, without limitation, any change in the administration or supervisory standing or rating of Central Jersey or Central Jersey Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10           Legal Proceedings; Etc.

(a)           Neither Central Jersey nor any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Central Jersey or any of its subsidiaries challenging the validity of the transactions contemplated by this Agreement and except as set forth in Schedule 3.10, there is no proceeding, claim, action or governmental investigation pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened against Central Jersey or any of its subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against Central Jersey or any of its subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Central Jersey; there is no default by Central Jersey or any of its subsidiaries under any material contract or agreement to which any of them is a party; and neither Central Jersey nor any of its subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Central Jersey or any of its subsidiaries, and neither Central Jersey nor any of its subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)           There are no actions, suits, claims, proceedings, investigations or assessments of any kind pending or, to Central Jersey’s Knowledge, threatened against any of the directors or officers of Central Jersey or any of its subsidiaries in their capacities as such, and no director or officer of Central Jersey or any of its subsidiaries currently is being indemnified or seeking to be indemnified by Central Jersey or any of its subsidiaries pursuant to applicable law or their governing documents.

Section 3.11           Taxes and Tax Returns.

(a)           Central Jersey has previously delivered or made available to Kearny copies of the federal, state and local income tax returns of Central Jersey for the years 2007,

2008 and 2009 and all schedules and exhibits thereto, and Central Jersey has not received any notice that any such returns have been examined by the Internal Revenue Service or any other taxing authority.  Central Jersey has duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Central Jersey or any of its subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and Central Jersey has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Central Jersey or any of its subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Central Jersey or any of its subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined.  The amounts set forth as liabilities for taxes on the Financial Statements of Central Jersey and the Financial Regulatory Reports of Central Jersey Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by Central Jersey during the periods involved.  Central Jersey is not responsible for the taxes of any other person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b)           No federal, state or local administrative proceedings or court proceedings, and to the knowledge of Central Jersey, no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Central Jersey or any of its subsidiaries.  Except as disclosed in Schedule 3.11(b), neither Central Jersey nor any of its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Central Jersey, have been adequately provided for in the Financial Statements of Central Jersey.

(c)           Except as set forth on Schedule 3.11 (c), neither Central Jersey nor any of its subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code.  Each of the Change of Control Agreements entered into by Central Jersey or any of its subsidiaries has been amended as may be necessary prior to the execution of this Agreement to provide that in no event shall payments required in accordance with each such agreement obligate any Party to make payments thereunder that would constitute an “excess parachute payment” in accordance with Section 280G of the Code and subject the recipient of such payments to the 20% tax detailed at Section 4999 of the Code.

(d)           There has not been an ownership change, as defined in Section 382(g) of the Code, of Central Jersey that occurred during or after any taxable period in which Central Jersey incurred an operating loss that carries over to any taxable period ending after the fiscal year of Central Jersey immediately preceding the date of this Agreement.

(e)           (i) Proper and accurate amounts have been withheld by Central Jersey and its subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Central Jersey and its subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by Central Jersey in the Financial Statements of Central Jersey.

(f)         None of Central Jersey, Central Jersey Bank or any Central Jersey subsidiary has received any written notice that an audit or examination of any of its taxes or tax returns is pending.

(g)         None of Central Jersey, Central Jersey Bank or any Central Jersey subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service and no pending request for permission to change any accounting method has been submitted by Central Jersey, Central Jersey Bank or any Central Jersey subsidiary.

Section 3.12          Employee Benefit Plans.

(a)           Neither Central Jersey nor any of its subsidiaries maintains any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except as set forth on Schedule 3.12(a) (the “Employee Benefit Plans”).  Central Jersey has, with respect to each such plan, delivered or made available to Kearny true and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all summary plan descriptions and material employee communications; (iii) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets; (vi) if the plan is intended to qualify under Section 401(a), the most recent determination letter received from the Internal Revenue Service or opinion letter issued by the Internal Revenue Service with respect to a prototype plan; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation (“PBGC”)).

(b)           Neither Central Jersey nor any of its subsidiaries presently maintains, nor have any of them previously maintained or participated in any Employee Benefit Plan which is a “defined benefit plan” as such term is defined at Section 3(35) of ERISA.  Neither Central Jersey nor any of its subsidiaries (or any pension plan maintained by any of them) has incurred any liability to the PBGC or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been fully paid.  No reportable event under Section 4043(b) of ERISA

(including events waived by PBGC regulation) has occurred with respect to any such pension plan.

(c)           At no time has Central Jersey or any of its ERISA Affiliates (as defined below) ever maintained, established, sponsored, participated in or contributed to an employee benefit plan subject to Title IV of ERISA.  The term “ERISA Affiliate” means a trade or business that is treated as a single employer with Central Jersey within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(d)           Neither Central Jersey nor any of its subsidiaries has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

(e)           All Employee Benefit Plans have been operated and administered in all material respects in accordance with their terms and all applicable law and are in material compliance with the applicable provisions of ERISA and the Code, including, but not limited to, COBRA, HIPAA and any applicable, similar state law and all requisite filings, disclosures and notices required by law have been made or given.  Neither Central Jersey nor any of its subsidiaries has any material liability under any such plan that is not reflected in the Financial Statements of Central Jersey or the Financial Regulatory Reports of Central Jersey Bank.  None of Central Jersey, any subsidiary of Central Jersey, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164.  No penalties have been imposed on Central Jersey, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177.

For purposes of this Agreement, “COBRA” means the provision of Section 4980B of the Code and the regulations thereunder, and Part 6 of Subtitle B of Title I of ERISA and any regulations thereunder, and “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(f)           No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or a civil penalty under Section 502(i) of ERISA; and no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

(g)           No Employee Benefit Plan which is a defined benefit pension plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan’s “benefit liabilities,” as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

(h)           Except as set forth in Schedule 3.12(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or obligation (including, without limitation, severance, bonus, deferred compensation, retirement, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Central Jersey or any of its subsidiaries under any Employee Benefit Plan or otherwise, (ii) increase any benefits or obligations otherwise payable under any benefit plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits or obligations, (iv) result in or have the potential to result in a payment that will be deemed an “excess parachute payment” within the meaning of such term under Section 280G of the Code becoming due, or (v) result in a violation of Section 111 of the Emergency Economic Recovery Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), and regulations adopted thereunder by the United States Department of the Treasury (collectively, the “Section 111 Rules”).

(i)           No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(3) of ERISA.  Central Jersey has never been a party to or participant in a multiemployer plan.

(j)           There are no actions, liens, suits or claims pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan.  No assets of Central Jersey or any of its subsidiaries are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

(k)           Each Employee Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the IRS to the effect that it so qualifies and its related trust is exempt from taxation under Section 501(a) of the Code or a favorable opinion letter from the IRS with respect to any Employee Benefit Plan that is set forth in a prototype or volume submitter plan document.  No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

(l)           No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA.  No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(m)           Each employee pension benefit plan, as defined in Section 3(2) of ERISA, that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA.  No assets of Central Jersey or any of its subsidiaries are allocated to or held in a grantor trust or “rabbi trust” or similar funding vehicle.

(n)           Except as set forth on Schedule 3.12(n), no Employee Benefit Plan provides benefits to any current or former employee of Central Jersey or any of its subsidiaries (including predecessor entities) following the retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).  Any such plan may be amended or terminated at any time by unilateral action of Central Jersey.

(o)           With respect to each Employee Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves or otherwise properly footnoted in accordance with GAAP as consistently applied by Central Jersey on the Financial Statements of Central Jersey.  All contributions or premiums owed by Central Jersey or any subsidiary with respect to Employee Benefit Plans under law, contract or otherwise, have been made in full and on a timely basis.

(p)           Except as set forth on Schedule 3.12(p), there are no contracts, plans or arrangements which provide for benefits to any current or former director or advisory director of Central Jersey or any of its subsidiaries (including any predecessor entities) following the retirement or other termination of service.  Any such plan may be amended or terminated at any time by unilateral action of Central Jersey.

(q)           None of Central Jersey or any of its subsidiaries has made any payments nor are any of the entities obligated to make any payments that would violate the provisions of Section 409A of the Code and obligate the recipient of such payments to pay the additional tax detailed at Section 409A(a)(1)(B) of the Code.

(r)           Each Employee Benefit Plan, other than any 401(k) plan, can be terminated or otherwise discontinued after the Effective Time of the Merger in accordance with its terms without liability to Kearny or any subsidiary (other than ordinary administrative expenses typically incurred in a termination event).

(s)           No Employee Benefit Plan has received written notice that an IRS or U.S. Department of Labor examination is pending with respect to such Employee Benefit Plan, and to the knowledge of Central Jersey no Employee Benefit Plan is under any such examination and no Employee Benefit Plan has been submitted to a voluntary IRS or U.S. Department of Labor correction program.

Section 3.13          Title and Related Matters.

(a)           Central Jersey and its subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of Central Jersey or the Financial Regulatory Reports of Central Jersey Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2009), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of Central Jersey and the Financial Regulatory Reports of Central Jersey Bank or incurred in the ordinary course of business after December 31, 2009, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of Central Jersey.

(b)           All agreements pursuant to which Central Jersey or any of its subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on Central Jersey.  Central Jersey or its subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and, except as set forth on Schedule 3.13(b), Kearny shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c)           Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by Central Jersey and its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by Central Jersey or its subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14          Real Estate.

(a)           Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by Central Jersey or its subsidiaries or in which Central Jersey or any of its subsidiaries has any ownership or leasehold interest.

(b)           Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Central Jersey or any of its subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of Central Jersey or its subsidiaries.

(c)           None of Central Jersey or any of its subsidiaries has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter.

(d)           As to each parcel of real property owned or used by Central Jersey or any of its subsidiaries, neither Central Jersey nor the subsidiary has received notice of any pending or, to the Knowledge of Central Jersey or the subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15          Environmental Matters.

(a)           Each of Central Jersey, its subsidiaries, the Participation Facilities (as defined in Section 11.1 of this Agreement), and, to the Knowledge of Central Jersey or any of its

subsidiaries, the Loan Properties (as defined in Section 11.1 of this Agreement) are, and have been, in material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such material compliance with all applicable Environmental Laws.

(b)           There is no litigation pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened before any court, governmental agency or board or other forum in which Central Jersey, any of its subsidiaries or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below), whether or not occurring at, on or involving a site owned, leased or operated by Central Jersey, its subsidiaries or any Participation Facility.

(c)           There is no litigation pending or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened before any court, governmental agency or board or other forum in which any Loan Property (or Central Jersey or any of its subsidiaries in respect of such Loan Property) has been named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(d)           To the Knowledge of Central Jersey or any of its subsidiaries, there is no reasonable basis for any litigation of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e)           During the period of (i) ownership or operation by Central Jersey or any of its subsidiaries of any of its current properties, or (ii) participation by Central Jersey or any of its subsidiaries in the management of any Participation Facility, and to the Knowledge of Central Jersey and any of its subsidiaries, during the period of holding by Central Jersey or any of its subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties.

(f)           Prior to the period of (i) ownership or operation by Central Jersey or any of its subsidiaries of any of its current properties, (ii) participation by Central Jersey or any of its subsidiaries in the management of any Participation Facility, or (iii) holding by Central Jersey or any of its subsidiaries of a security interest in any Loan Property, to the Knowledge of Central Jersey or any of its subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property.

(g)           There are no underground storage tanks on, in or under any properties owned or operated by Central Jersey or any of its subsidiaries or any Participation Facility and, to the Knowledge of Central Jersey, no underground storage tanks have been closed or removed from any properties owned or operated by Central Jersey or any Participation Facility except in compliance with Environmental Law.

Section 3.16           Commitments and Contracts.
(a)           Except as set forth in Schedule 3.16, neither Central Jersey nor any of its subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)           Any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by Central Jersey or any of its subsidiaries);

(ii)           Any labor contract or agreement with any labor union;

(iii)           Any contract covenants which limit the ability of Central Jersey or any of its subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Central Jersey or any of its subsidiaries may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv)           Any agreement which by its terms limits the payment of dividends by Central Jersey or any of its subsidiaries;

(v)           Any lease or other agreements or contracts with annual payments aggregating $50,000 or more;

(vi)           Any instrument evidencing or related to borrowed money (other than as lender, deposits, FHLB advances or securities sold under agreement to repurchase) or that contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due);

(vii)           Any contract not terminable without cause within 60 day’s notice or less without penalty or that obligates Central Jersey for the payment of $50,000 annually over its remaining term;

(viii)           Any other contract, agreement, commitment or understanding (whether or not oral) that is material to the financial condition, results of operations or business of Central Jersey or any of its subsidiaries, taken as a whole; and

(ix)           Any other contract or agreement which would be required to be disclosed in reports filed by Central Jersey with the Securities and Exchange Commission (“SEC”), the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) or the Office of Comptroller of the Currency (the “OCC”).

Collectively, those contracts or agreements listed on Schedule 3.16 are referred to herein as the “Contracts”.  True and correct copies of Contracts have been provided to Kearny on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(b)           There is not, under any Contract to which Central Jersey or any of its subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c)           Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the Contracts or modify or accelerate any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d)           Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) to which Central Jersey or any of its subsidiaries is a party.

(e)           To the Knowledge of Central Jersey, there are no voting agreements, voting trusts or other agreements among shareholders of Central Jersey.

Section 3.17          Regulatory Matters.  Neither Central Jersey nor any of its subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

Section 3.18          Registration Obligations.  Central Jersey is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws.

Section 3.19          Antitakeover Provisions.  Neither Central Jersey nor Central Jersey Bank is required to take any action to exempt Central Jersey, Central Jersey Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.  The vote required to approve this Agreement is the affirmative vote of a majority of the votes cast by holders of Central Jersey Shares.

Section 3.20          Insurance.  Central Jersey and its subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured.  The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Central Jersey and its subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which Central Jersey or any of its subsidiaries is named an insured are sufficient for their purpose.  Such policies of insurance are listed and described in Schedule 3.20.

Section 3.21         Labor.

(a)           No work stoppage involving Central Jersey or any of its subsidiaries is pending as of the date hereof or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened.  Neither Central Jersey nor any of its subsidiaries is involved in, or, to the Knowledge of Central Jersey or any of its subsidiaries, threatened with or affected by, any proceeding asserting that Central Jersey or any of its subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on Central Jersey.  No union represents or, to the Knowledge of Central Jersey or its subsidiaries, claims to represent any employees of Central Jersey or any of its subsidiaries, and, to the Knowledge of Central Jersey and its subsidiaries, no labor union is attempting to organize employees of Central Jersey or any of its subsidiaries.

(b)           Central Jersey has made available to Kearny a true and complete list of all employees of Central Jersey and its subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire.  Except as set forth on Schedule 3.16(a) hereto, no employee of Central Jersey or any of its subsidiaries has any contractual right to continued employment by Central Jersey or any of its subsidiaries.

(c)           Central Jersey and its subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d)           Except as set forth on Schedule 3.21(d) hereto, there has not been, there is not presently pending or existing and, to the Knowledge of Central Jersey or any of its subsidiaries,  there is not threatened any proceeding against or affecting Central Jersey or any of its subsidiaries relating to the alleged violation of any Federal or State law or regulation pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Federal or State governmental body or regulatory agency, organizational activity, or other labor or employment dispute against or affecting Central Jersey or any of its subsidiaries.

Section 3.22          Compliance with Laws.  Central Jersey and its subsidiaries have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and is in material compliance with such laws, regulations and orders.  Except as disclosed in Schedule 3.22, none of Central Jersey or any of its subsidiaries:

(a)           is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Central Jersey),

(b)           has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Central Jersey and its subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Central Jersey, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to national banks or their holding companies or restrictions applicable to participants in the TARP Capital Purchase Program);

(c)           is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it:  (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Central Jersey pursuant to 12 C.F.R. Part 30, Appendix B.  Furthermore, the Board of Directors of Central Jersey has adopted and Central Jersey has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)           has any “covered transactions” between Central Jersey Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 3.23          Transactions with Management.  Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of Central Jersey at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of Central Jersey or any of its subsidiaries set forth in Schedule 3.12, (d) any loans or deposit agreements entered into in the ordinary course with customers of Central Jersey or Central Jersey Bank and (e) amounts paid for services which have been disclosed in Central Jersey’s filings with the SEC, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24          Derivative Contracts.  None of Central Jersey or any of its subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Central Jersey which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24.

Section 3.25          Deposits.  None of the deposits of Central Jersey Bank are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any affiliate of Central Jersey’s.

Section 3.26          Controls and Procedures.

(a)           Central Jersey and its subsidiaries have devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Central Jersey and its subsidiaries; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Central Jersey and its subsidiaries is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Central Jersey and its subsidiaries; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(b)           Central Jersey has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to allow Central Jersey’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Central Jersey required under the Exchange Act.

(c)           Central Jersey has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Central Jersey, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Central Jersey and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d)           No personal loan or other extension of credit by Central Jersey or any Central Jersey subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(e)           Since January 1, 2006, (i) neither Central Jersey nor any of Central Jersey’s subsidiaries nor, to the Knowledge of Central Jersey, any director, officer, employee, auditor, accountant or representative of Central Jersey or any of Central Jersey subsidiaries has received any written complaint, allegation, assertion, or claim that Central Jersey or any Central Jersey subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Central Jersey or any Central Jersey subsidiary, whether or not employed by Central Jersey or any Central Jersey subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Central Jersey, any of Central Jersey’s subsidiaries or any of their respective officers, directors, employees or agents to any officer of Central Jersey, the Board of Directors of Central Jersey or any member or committee thereof.

Section 3.27          SEC Filings  Central Jersey has filed all forms, reports and documents required to be filed by Central Jersey with the SEC since January 1, 2007 (collectively, the Central Jersey SEC Reports”).  The Central Jersey SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Central Jersey SEC Reports or necessary in order to make statements in the Central Jersey SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 3.28          Proxy Materials.  None of the information relating to Central Jersey to be included in the Proxy Statement which is to be mailed to the shareholders of Central Jersey in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 3.29          Deposit Insurance.  The deposit accounts of Central Jersey Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”).  Central Jersey has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the Act.

Section 3.30          Intellectual Property.  Schedule 3.30 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software, and (vi) patents and patent applications owned, licensed or otherwise used by Central Jersey and any of its subsidiaries (collectively the “Intellectual Property Rights”).  Neither Central Jersey nor any of its subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not.  The Intellectual Property Rights will not cease to be the rights of

Central Jersey, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby.  No other Person (i) has notified Central Jersey or any of its subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) to the Knowledge of Central Jersey or any of its subsidiaries, is infringing upon any Intellectual Property Rights of Central Jersey or any of its subsidiaries.  To the Knowledge of Central Jersey and its subsidiaries, the use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person.  No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of Central Jersey and its subsidiaries, threatened against Central Jersey or any of its subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.31          Fairness Opinion.  Prior to the execution of this Agreement, Central Jersey has received an opinion from Sandler to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Central Jersey from a financial point of view (the “Fairness Opinion”).  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32          No Trust Powers.  Neither Central Jersey nor any of its subsidiaries exercise trust powers or acts as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

Section 3.33          Indemnification.  Except as set forth in Schedule 3.33 and except as provided in its indemnification agreement with Sandler, or the Certificate of Incorporation and By-laws of Central Jersey, Central Jersey is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Central Jersey (a “Covered Person”), and, except as set forth in Schedule 3.33, to Central Jersey’s Knowledge, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation and By-laws of Central Jersey, or under the governing documents of any of Central Jersey’s subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.34          Investment Securities.  Except as set forth on Schedule 3.34, no investment security or mortgage backed security held by Central Jersey or any of its subsidiaries, were it held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” “special mention,” “credit risk assets,” or any comparable classifications.

Section 3.35          Untrue Statements and Omissions.  No representation or warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF KEARNY

Kearny and Kearny Bank hereby represent and warrant to Central Jersey and Central Jersey Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

Section 4.1            Organization and Related Matters of Kearny.

(a)           Kearny is a corporation duly organized, validly existing and in good standing under federal law.  Kearny has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Kearny is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by Kearny, or the character or location of the properties and assets owned or leased by Kearny makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Kearny.  Kearny is duly registered as a savings and loan holding company under the savings and loan holding company provisions of the Home Owners’ Loan Act, as amended.  True and correct copies of the Charter of Kearny and the Bylaws of Kearny, each as amended to the date hereof, have been made available to Central Jersey.

(b)           Kearny Bank is a federal savings bank, duly organized, validly existing and in good standing under the laws of the United States.  Kearny Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted.  All of the issued and outstanding shares of capital stock of Kearny Bank are owned by Kearny free and clear of all liens and encumbrances and adverse claims thereto.  True and correct copies of the Charter and the Bylaws of Kearny Bank, each as amended to the date hereof, have been delivered to Central Jersey.

(c)           Each direct and indirect subsidiary of Kearny (other than Kearny Bank) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Kearny.

(d)           Kearny has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Kearny.

Section 4.2            Authorization.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Kearny and Kearny Bank, and no other corporate or other proceedings on the part of Kearny and Kearny Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement is the valid and binding obligation of Kearny and Kearny Bank enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.  Neither the execution, delivery or performance of this Agreement by Kearny or Kearny Bank nor the consummation of the transactions contemplated hereby will (i) violate any provision of the respective charter documents of Kearny or Kearny Bank or, (ii) assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Kearny or Kearny Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Kearny or Kearny Bank is a party, or by which Kearny or Kearny Bank or any of their subsidiaries or any of its properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Kearny or Kearny Bank or any of its subsidiaries or any of their material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.2; and (Y) with respect to (B) above, such as individually or in the aggregate will not have a Material Adverse Effect on Kearny.

Section 4.3            Consents and Approvals.  Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the shareholders of Central Jersey; and (iii) as disclosed in Schedule 4.3, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Kearny and Kearny Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.4            Proxy Materials.  None of the information relating solely to Kearny or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of Central Jersey in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of Central Jersey to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading.

Section 4.5            Regulatory Matters.  Kearny has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including matters relating to the Community Reinvestment Act.

Section 4.6            Absence of Certain Changes or Events.  Since December 31, 2009, there has not been any change or any event which has had, or is reasonably likely to have, a Material

Adverse Effect on Kearny, or a combination of such changes or events which has had, or is reasonably likely to have, a Material Adverse Effect on Kearny and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such change or event in the future.

Section 4.7            Deposit Insurance.  The deposit accounts of Kearny Bank are insured by the FDIC in accordance with the provisions of the Act.  Kearny Bank has paid all regular premiums, required prepayments and special assessments and filed all reports required under the Act.

Section 4.8            Access to Funds.  Kearny has, and on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

Section 4.9            Untrue Statements and Omissions.  No representation or warranty contained in Article 4 of this Agreement or in the Schedules of Kearny or Kearny Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1            Conduct of the Business of the Parties.

(a)           During the period from the date of this Agreement to the Effective Time of the Merger, Central Jersey shall, and shall cause its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) use its best efforts to preserve for itself and Kearny the goodwill of the customers of Central Jersey and its subsidiaries and others with whom business relationships exist, and (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of Central Jersey or Kearny to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b)           During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither Central Jersey nor any of its subsidiaries shall, without the prior written consent of Kearny which shall not be unreasonably withheld:

(i)           change, delete or add any provision of or to the Certificate of Incorporation or Bylaws or other governing documents of any such entity;

(ii)           except for the issuance of Central Jersey Shares upon the exercise of Central Jersey Options prior to the Effective Time of the Merger, change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital stock other than the required dividends on the Central Jersey Preferred Shares and on the trust preferred securities issued by MCBK Capital Trust I;

(iii)           incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)           except as set forth in Schedule 5.1(b)(iv), make any capital expenditures individually in excess of $10,000 other than expenditures necessary to maintain existing assets in good repair;

(v)           sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)           except as set forth in Schedule 5.1(b)(vi), pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan except as may be required by law; grant any general increase in compensation or pay any bonuses to its employees as a class or to its officers or employees except for salary increases made in the ordinary course and of not more than five percent (5%) in the aggregate of the previous year’s aggregate payroll for all employees and following not less than three business days prior notice to Kearny; grant any increase in fees or other compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

(vii)           other than asset forth in Schedule 5.1(b)(vii), enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

(viii)           acquire or agree to acquire five percent (5%) or more of the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, Central Jersey shall consult with Kearny with respect to any such foreclosures;

(ix)           originate, purchase, extend or grant any loan in principal amount up to $500,000 without giving Kearny prompt notice of such loans as soon as administratively feasible or originate, purchase, extend or grant any loan in principal amount in excess of $500,000 without permitting a designated representative of Kearny the opportunity to view such loan in advance or attend the loan committee meeting at which such extension of credit will be considered and the opportunity to discuss such proposed extension of credit with the loan committee;

(x)              file any applications or make any contract with respect to branching by Central Jersey Bank (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xi)             form any new subsidiary;

(xii)            increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xiii)           take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 or Article 8 not being satisfied;

(xiv)           purchase or sell or otherwise acquire any investment securities other than in the ordinary course of business consistent with past practices and in accordance with Central Jersey’s investment policy;

(xv)           commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xvi)           waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xvii)          enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xviii)        enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xix)           except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xx)            make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by Central Jersey’s independent public accountants;

(xxi)            except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxii)            purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxiii)           foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxiv)           make any written communications to the directors, officers or employees of Central Jersey, Central Jersey Bank or any Central Jersey subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Kearny with a copy or description of the intended communication, which Kearny shall promptly review and comment on, and Kearny and Central Jersey shall cooperate in providing any such mutually agreeable communication; or

(xxv)           terminate any individual that is a party to an employment contract or change of control agreement prior to the Effective Time of the Merger other than termination for “cause” as such term is defined in the applicable agreement.

Section 5.2            Current Information.

(a)           Central Jersey.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Central Jersey will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Kearny and to report the general status of the ongoing operations of Central Jersey.  Central Jersey will promptly notify Kearny of any material change in the normal course of business or the operations or the properties of Central Jersey, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Central Jersey, the institution or the threat of material litigation, claims, threats or causes of action involving Central Jersey, and will keep Kearny fully informed of such events.  Central Jersey will furnish to Kearny, promptly after the preparation and/or receipt by Central Jersey thereof, copies of its unaudited monthly and quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Kearny, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of Central Jersey and the Financial Regulatory Reports of Central Jersey Bank, as applicable.

(b)           Kearny.  Kearny will promptly notify Central Jersey of any material change in the normal course of business or the operations or properties of Kearny, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting Kearny, the institution or threat of material litigation, claims, threats or causes of action involving Kearny and will keep Central Jersey fully informed of such events.

Section 5.3            Access to Properties; Personnel and Records; Systems Integration.

(a)           During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, each Party and its subsidiaries, if any, shall permit the other Party or its agents full access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to the other Party and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of such Party, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which the other Party may have a reasonable interest, and each Party shall use their reasonable best efforts to provide to the other Party and its representatives access to the work papers of such Party.  During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Central Jersey shall provide to Kearny with as much notice as possible of all special and regular meetings of the Central Jersey Board of Directors and committees thereof and Central Jersey will invite a Kearny representative to attend all such meetings and provide Kearny with a copy of the board packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter; provided, however, that any such Kearny representative shall, at the request of the Central Jersey Board of Directors or any committee thereof, as the case may be, recuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Transaction is the subject of discussion or if counsel to Central Jersey advises that such recusal is required to preserve the attorney-client privilege with respect to any specific matter.  Central Jersey shall provide information not less than weekly regarding the business activities and operations of Central Jersey and all Parties will establish procedures for coordinating and monitoring of transition activities.  No Party shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by Central Jersey prior to the date hereof; provided that each Party shall cooperate with the other Party in seeking to obtain Consents from appropriate Parties under whose rights or authority access is otherwise restricted.  The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b)           All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.  The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof.  Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.  Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

(c)           From and after the date hereof, Central Jersey shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause Central Jersey’s data processing service providers to, cooperate and assist Kearny in connection with an electronic and systematic conversion of all applicable data regarding Central Jersey to Kearny Bank’s system of electronic data processing.  In furtherance of, and not in limitation of, the foregoing, Central Jersey shall make reasonable arrangements during normal business hours to permit personnel and representatives of Kearny Bank to train Central Jersey’s employees in Kearny Bank’s system of electronic data processing as may be deemed necessary by Kearny. Central Jersey shall permit Kearny to train the Central Jersey employees during the one-month period before the anticipated Effective Time of the Merger with regard to Kearny’s operations, policies and procedures at Kearny’s sole cost and expense.  This training may take place at either Central Jersey’s branch offices or at Kearny’s corporate headquarters at such times to be determined in cooperation with Central Jersey and shall be conducted in a manner so as to not interfere with the business operations of Central Jersey.

Section 5.4                      Proxy Statement/Approval of Shareholders.

(a)           Central Jersey shall prepare the Proxy Statement and shall permit Kearny to review and comment on such Proxy Statement prior to its filing with the SEC, such filing to occur within 45 days of the date of this Agreement.  Central Jersey shall inform Kearny of any and all comments it receives from the SEC on the preliminary Proxy Statement and shall permit Kearny to review and comment on any revised versions prior to filing with the SEC and the final Proxy Statement prior to mailing to its shareholders.

(b)           Central Jersey will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Central Jersey Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 60 days after the clearance of the Proxy Statement by the SEC).  The Board of Directors of Central Jersey will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Central Jersey will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

Section 5.5                      No Other Bids.  Except with respect to this Agreement and the transactions contemplated hereby, neither Central Jersey nor any “Affiliate” (as defined herein) thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by Central Jersey shall directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Transaction” (as defined below) by any other party or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Transaction.  Neither Central Jersey nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Transaction, and shall direct and use its reasonable efforts to cause its affiliates or representatives not to engage in any of the foregoing.  Central Jersey shall promptly notify Kearny orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Transaction.  Central Jersey shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing provisions of this Section 5.5, in the event that, prior to obtaining shareholder approval of the Merger, Central Jersey receives an unsolicited bona fide written proposal for an Acquisition Transaction not solicited in violation of this Agreement, and the Central Jersey Board concludes in good faith (after consultation with its outside counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Transaction and (ii) such Acquisition Transaction constitutes a “superior proposal” (as defined below), Central Jersey may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, Central Jersey shall have entered into a confidentiality agreement with such third party on terms no less restrictive to Central Jersey than the confidentiality agreement with Kearny, and provided further that Central Jersey also shall provide to Kearny a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.5 to the extent not previously provided or made available to Kearny.  Central Jersey shall promptly advise Kearny orally and in writing of any Acquisition Transaction, the material terms and conditions of any such Acquisition Transaction (including any changes thereto) and the identity of the person making any such Acquisition Transaction. Central Jersey shall (i) keep Kearny fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Transaction, (ii) provide to Kearny as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Central Jersey or any Central Jersey subsidiary from any person that describes any of the terms or conditions of any Acquisition Transaction

(including any draft acquisition agreement) and (iii) keep Kearny fully informed in all material respects of the status and details of any determination by Central Jersey’s Board of Directors with respect to any such Acquisition Transaction.

The term “Acquisition Transaction” shall, with respect to Central Jersey, mean any proposal for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with Central Jersey, (b) a purchase, lease or other acquisition of all or substantially all the assets of Central Jersey, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 24.9% or more of the voting power of Central Jersey, or (d) a tender or exchange offer to acquire securities representing 24.9% or more of the voting power of Central Jersey. “Superior proposal” means an Acquisition Transaction which the Board of Directors of Central Jersey reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of Central Jersey from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Kearny in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.6             Notice of Deadlines.  Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which Central Jersey is a Party.

Section 5.7             Maintenance of Properties; Certain Remediation and Capital Improvements.  Central Jersey will use commercially reasonable efforts to maintain its respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.8             Environmental Audits.  Upon the written request of Kearny, which request shall occur within forty (40) days of the date hereof, Central Jersey will, at Kearny’s expense, with respect to each parcel of real property that Central Jersey owns, procure and deliver to Kearny, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to Kearny.

Section 5.9             Title Insurance.  Upon the written request of Kearny, which request shall occur within forty (40) days of the date hereof, Central Jersey will, at Kearny’s expense, with respect to each parcel of real property that Central Jersey owns, procure and deliver to Kearny, at least forty (40) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance in such amounts and by such insurance company reasonably acceptable to Kearny, which policy shall be free of all material exceptions to Kearny’s reasonable satisfaction.

Section 5.10           Surveys.  Upon the written request of Kearny, which request shall occur within forty (40) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, Central Jersey, at Kearny’s expense, will procure and deliver to Kearny at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Kearny, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”).  The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured prior to the Effective Time of the Merger.

Section 5.11          Consents to Assign and Use Leased Premises.  With respect to the leases disclosed in Schedule 3.14(b), Central Jersey will obtain all Consents necessary to transfer and assign all right, title and interest of Central Jersey to Kearny Bank and to permit the use and operation of the leased premises by Kearny Bank as of the Closing.

Section 5.12          Compliance Matters.  Prior to the Effective Time of the Merger, Central Jersey shall take, or cause to be taken, all steps reasonably requested by Kearny to cure any deficiencies in regulatory compliance by Central Jersey or its subsidiaries; provided, however, neither Kearny nor Kearny Bank shall be responsible for discovering, nor shall Kearny have any liability resulting from, such deficiencies or attempts to cure them.

Section 5.13          Conforming Accounting and Reserve Policies.  Upon written confirmation from Kearny that all conditions to closing set forth in Articles 8 and 9 have been satisfied or waived, at the request of Kearny, Central Jersey shall immediately prior to Closing establish and take such reserves and accruals as Kearny reasonably shall request to conform Central Jersey’s loan, accrual, reserve and other accounting policies to the policies of Kearny Bank.

Section 5.14          Support Agreements.  Central Jersey shall deliver to Kearny as of the date of the Agreement, a Support Agreement in form and substance as set forth at Exhibit B, executed by each director and executive officer (including the CEO, CFO and COO) of Central Jersey.

Section 5.15          Disclosure Controls.

(a)           Between the date of this Agreement and the Effective Time, (i) Central Jersey shall maintain disclosure controls and procedures that are effective to ensure that material information relating to Central Jersey and Central Jersey’s subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of Central Jersey to permit Central Jersey to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to Central Jersey’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect Central Jersey’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in Central Jersey’s internal controls; and (iii) Central Jersey shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)           Between the date of this Agreement and the Effective Time, Central Jersey shall, upon reasonable notice during normal business hours, permit Kearny (a) to meet with the officers of Central Jersey and any Central Jersey subsidiary responsible for the financial statements of Central Jersey and each Central Jersey subsidiary and the internal control over financial reporting of Central Jersey and each Central Jersey subsidiary to discuss such matters as Kearny may deem reasonably necessary or appropriate concerning Kearny’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of Central Jersey and any Central Jersey subsidiary to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to Central Jersey and each Central Jersey subsidiary’s operations with the controls and procedures and internal control over financial reporting of Kearny for purposes of assisting Kearny in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time.  Central Jersey shall, and shall cause its and each Central Jersey subsidiary’s respective employees and accountants to, fully cooperate with Kearny in the preparation, documentation, review, testing and all other actions Kearny deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

Section 5.16          Bank Merger Agreement. Prior to the Effective Time, Kearny Bank and Central Jersey Bank shall have executed and delivered the Bank Merger Agreement substantially in the form annexed hereto as Exhibit D.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1            Best Efforts; Cooperation.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2            Regulatory Matters.

(a)           As promptly as practicable following the execution and delivery of this Agreement, but in no event more than forty-five (45) days from the date hereof, Kearny and Central Jersey shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger.  Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require.  The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of Central Jersey.  Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b)           Each Party hereto will furnish the other Party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement.  The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3             Employment and Employee Benefits Matters.

(a)           The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Kearny or any of its affiliates and any officer or employee of Central Jersey or an obligation on the part of Kearny or any of its affiliates to employ any such officers or employees.

(b)           Kearny will honor the Change of Control Agreements of Central Jersey set forth at Schedule 6.3(b), subject to the terms of the Addenda to the Change of Control Severance Agreement entered into between Kearny and Kearny Bank and certain officers of Central Jersey Bank, the form of which is attached as Exhibit C.  Such Schedule 6.3(b) includes a calculation of the severance payment amount giving effect to such Addenda and supporting data as detailed in such Change of Control Agreements calculated as of the date of this Agreement and to be updated in advance of the Effective Time.

(c)           Kearny shall merge the Central Jersey 401K plan into its 401K plan as soon as administratively feasible after the Effective Time.

(d)           After the Merger, Kearny shall continue, except to the extent not consistent with law, Central Jersey’s health and welfare benefit plans, programs, insurance and other policies until such time as Kearny elects to take alternative action.  Central Jersey will assist Kearny before the Effective Time in reviewing such benefit plans and programs and will take such actions that may be requested by Kearny with respect to such plans to take effect not sooner than the Effective Time, unless otherwise consented to by Central Jersey.  In the event Kearny elects to terminate any of Central Jersey’s health and welfare benefit plans, programs, insurance and other policies, Central Jersey and Central Jersey Bank employees that continue as employees of Central Jersey, Kearny or Kearny Bank after the Effective Time (“Continuing Employees”) will become eligible to participate in the medical, dental, health and disability plans maintained by Kearny or Kearny Bank.  Kearny or Kearny Bank, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such Central Jersey plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable Central Jersey medical, health, dental or disability plans, (ii) credit under such plans any current plan year deductible, co-payment and out-of-pocket expenses incurred by the employees and their covered dependents during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous Central Jersey Employee Benefit Plan prior to the enrollment date.

(e)           Until the Effective Time, Central Jersey shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each Central Jersey or Central Jersey Bank qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time.  Kearny shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Central Jersey or Central Jersey Bank qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each Central Jersey or Central Jersey Bank qualified beneficiary who incurs a qualifying event before the Effective Time.

(f)           Employees of Central Jersey (other than those who are parties to a Change of Control agreement with Central Jersey) and of Central Jersey Bank as of the date of the Agreement who remain employed by Central Jersey or Central Jersey Bank as of the Effective Time and whose employment is terminated by Central Jersey, Kearny or Kearny Bank (absent termination for cause as determined by the employer) within twelve months after the Effective Time shall receive severance pay equal to two weeks of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with Central Jersey or any of its subsidiaries or any Person acquired by Central Jersey or any of its subsidiaries and ending with such employee’s termination date with Central Jersey, Kearny or Kearny Bank, with a minimum severance payment to an individual equal to four weeks of base pay and a maximum payment equal to 24 weeks of base pay.  Such severance pay will be made at regular payroll intervals.  Such severance payments will be in lieu of any severance pay plans that may be in effect at Central Jersey prior to the Effective Time.  If termination of any such employee’s employment occurs after the first anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans that may be in effect at such time at Kearny or Kearny Bank, provided, that any such employee shall receive credit under any such plan for such employee’s service prior to the Effective Time to Central Jersey, any of its subsidiaries, and any Person acquired by Central Jersey or any of its subsidiaries.

(g)           Kearny and Central Jersey will cooperate in establishing a retention bonus plan for certain employees of Central Jersey and Central Jersey Bank who remain employed at Central Jersey, Kearny or Kearny Bank for a period of up to six months after the Effective Time.  Prior to the Effective Time, Central Jersey and  Kearny shall mutually agree as to the proposed recipients of any retention bonuses, the amounts of any bonuses to be received by such recipients and the timing of such payments; provided, however, the aggregate retention bonus pool shall not exceed $300,000 and such bonuses shall be paid not later than six months after the Effective Time to those recipients who remain employed by Central Jersey, Kearny or Kearny Bank for the requisite time determined by mutual agreement of Central Jersey and Kearny.

(h)           Continuing Employees shall be eligible to participate in the Kearny Employee Stock Ownership Plan not later than January 1, 2012 and such employees shall receive credit for prior employment service with Central Jersey or any of its subsidiaries and any Person acquired by Central Jersey or any of its subsidiaries for purposes of vesting service with respect to such plan.

Section 6.4            Indemnification.

(a)           For a period of six (6) years after the Effective Time of the Merger, Kearny shall indemnify, defend and hold harmless each person entitled to indemnification from Central Jersey (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent which Central Jersey would have been permitted under any applicable law and its Certificate of Incorporation and By-laws (and Kearny shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(b)           After the Effective Time of the Merger, directors, officers and employees of Central Jersey, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only.  These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Kearny and its subsidiaries would be entitled under the Charter and Bylaws of Kearny or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Kearny may then make available to officers, directors and employees of Kearny and its subsidiaries.

(c)           Kearny shall use its best efforts (and Central Jersey shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of six (6) years after the Effective Time of the Merger Central Jersey’s existing directors’ and officers’ liability insurance policy (provided that Kearny may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii)with the consent of Central Jersey (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that Kearny shall not be obligated to make premium payments for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Central Jersey’s directors and officers, 150% of the annual premium payments on Central Jersey’s current policy, as in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Kearny shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the Maximum Amount.

Section 6.5            Transaction Expenses of Central Jersey.

(a)           Schedule 6.5(a) contains Central Jersey’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Central Jersey in connection with this Agreement and the transactions contemplated thereunder, including any payments to be made in accordance with any employment agreements or bonus arrangements between any officer and Central Jersey to be made before or after the Effective Time of the Merger, based on facts and circumstances then currently known, the fees and expenses of counsel, accountants, investment bankers and other professionals.  Central Jersey shall use its best efforts to maintain expenses within the budget.

(b)           Promptly after the execution of this Agreement, Central Jersey shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days.  Central Jersey shall review these invoices and track such expenses against the budget referenced above, and Central Jersey shall advise Kearny of such matters prior to payment of such invoices.

(c)           Central Jersey shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month.  Central Jersey shall advise Kearny monthly of such invoices for professional services, disbursements and reimbursable expenses which Central Jersey has incurred in connection with this Agreement prior to payment of such invoices, and Central Jersey shall track such expenses against the budget referenced above.

(d)           Not later than two business days prior to the Closing Date, Central Jersey shall provide Kearny with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made.  Central Jersey shall detail any variance of such transaction expenses to the budget set forth at Central Jersey Schedule 6.5(a) as of the date of the Agreement.

Section 6.6            Press Releases.  Kearny and Central Jersey agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7            Prior Notice and Approval Before Payments To Be Made.  No payments shall be made by Central Jersey to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with Central Jersey, except to the extent that such intended payments (i) have been set forth in the Central Jersey Schedules furnished to Kearny at the date of this Agreement, (ii) are with prior written notice to Kearny of such intended payment, (iii) are made contemporaneous with the delivery of a written acknowledgement and release executed by the recipient and Central Jersey satisfactory to Kearny in form and substance, and (iv) are with the consent of Kearny.  Prior to Central Jersey making any such payments to any officer or director, Central Jersey, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code and that such payment shall not exceed the deductibility limitations at Section 162(m) of the Code, and Central Jersey shall furnish Kearny with a detailed schedule related to such determination prior to making any such payments.

Section 6.8            Post Merger Activities of Central Jersey Directors.  Each non-employee member of the Board of Directors of Central Jersey as of the date of this Agreement shall be paid the sum of $10,000 as of the Effective Time of the Merger as consideration for the agreement not to compete for a period of one year after the Effective Time of the Merger, as set forth at Section 4 of the Support Agreement referenced as Exhibit B hereto and executed and delivered in accordance with Section 5.14 herein.  In addition, each individual who was formerly serving as a non-employee director on the Board of Directors of Central Jersey immediately prior to the date of this Agreement will be invited to become a member of the newly formed Central Jersey Community Advisory Board for Kearny Bank (the “Advisory Board”).  Kearny and Kearny Bank covenant and agree that the Advisory Board shall stay in place for a minimum of two years from the Effective Time of the Merger.  Each director accepting such appointment to the Advisory Board will be compensated for such active service at an annual rate of $8,000 during the first year following the Effective Time of the Merger to be paid quarterly in arrears based upon attendance of not less than one meeting of such Advisory Board during each three calendar month period, and such Advisory Directors shall agree not to compete with the business of Kearny and Kearny Bank while serving as an Advisory Director and a period of one year thereafter.  Such Advisory Directors shall be paid at the annual rate of $18,000 per annum during the second year of service on such Advisory Board.

Section 6.9             Notification of Certain Matters.  Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of Central Jersey and Kearny shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.10           Central Jersey Division.  Kearny will operate Central Jersey Bank after the Effective Time as the Central Jersey Bank, a division of Kearny Federal Savings Bank, for a period of not less than eighteen months.

Section 6.11           Community Charitable Foundation.  Upon the Effective Time, Kearny will take such actions as may be necessary to add the communities served by Central Jersey Bank to the target charitable community designation region served by the The Kearny Federal Savings Charitable Foundation.

Section 6.12           Supplemental Indenture.  Prior to the Effective Time of the Merger, Central Jersey shall take all actions necessary to enter into a supplemental indenture with the Trustee of the Indenture dated March 25, 2004 for Central Jersey’s variable rate junior subordinated deferrable interest debentures to evidence the succession of Kearny as of the

Effective Time of the Merger.  The form of the supplemental indenture shall be reasonably acceptable to Kearny.

Section 6.13       Disclosure Supplements.  From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby.  No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 6.14       Preferred Stock Redemption.  Central Jersey shall use its best efforts to redeem all of the 11,300 outstanding shares of Central Jersey Preferred Shares issued by Central Jersey to the United States Department of the Treasury under the United States Department of the Treasury’s Troubled Assets Relief Program Capital Purchase Program (the “TARP Obligations”) and satisfy all obligations related thereto immediately before or contemporaneously with Closing.  Accordingly, Central Jersey shall use its best efforts, in coordination with Kearny, to obtain all necessary approvals and non-objections of Regulatory Authorities and any counter party and third party consents necessary for the foregoing.  Kearny shall advance the funds to Central Jersey for redemption of the Central Jersey Preferred Shares immediately before or contemporaneously with Closing to enable Central Jersey to effectuate the redemptions.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Kearny, on the one hand, and Central Jersey, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1             Shareholder Approval.  The Merger shall have been approved by the requisite vote of the shareholders of Central Jersey.

Section 7.2             Regulatory Approvals.  All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3             Litigation.  There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of either Kearny or Central

Jersey, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of Kearny or Central Jersey, as the case may be.  No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF KEARNY

The obligation of Kearny to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1             Representations and Warranties.  The representations and warranties of Central Jersey and Central Jersey Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

Section 8.2             Performance of Obligations.  Central Jersey and Central Jersey Bank shall have performed all covenants, obligations and agreements required to be performed by it in all material respects under this Agreement prior to the Effective Time of the Merger.

Section 8.3             Certificate Representing Satisfaction of Conditions.  Central Jersey shall have delivered to Kearny a certificate of the Chief Executive Officer of Central Jersey dated as of the Closing Date as to the satisfaction of the matters described in Section 8.1 and Section 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Central Jersey under Article 3 of this Agreement.

Section 8.4             Absence of Adverse Facts.  There shall have been no determination by Kearny that any fact, event or condition exists or has occurred that, in the judgment of Kearny, would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, Central Jersey or the consummation of the transactions contemplated by this Agreement.

Section 8.5             Consents Under Agreements.  Central Jersey shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of Central Jersey under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of

Kearny, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.6         Material Condition.  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of Kearny, any material adverse requirement upon Kearny or any Kearny subsidiary, including, without limitation, any requirement that Kearny sell or dispose of any significant amount of the assets of Central Jersey, or any other Kearny subsidiary.

Section 8.7         Certification of Claims.  Central Jersey shall have delivered a certificate to Kearny that other than as set forth in such certificate, Central Jersey is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of Central Jersey.

Section 8.8         Environmental Audit Results.  The results of any environmental audit conducted by Kearny pursuant to Section 5.8 hereof shall not indicate a circumstance or condition that could in the judgment of Kearny result in a Material Adverse Effect.

Section 8.9         Support Agreements.  Each Director of Central Jersey who has been nominated for election at the Annual Meeting and each Executive Officer of Central Jersey shall have executed the Support Agreement as set forth in Exhibit B.1 or B.2, as the case may be, as of the date of this Agreement.

Section 8.10       Power of Attorney.  Each Executive Officer of Central Jersey and each of its subsidiaries shall have executed written powers of attorney in their capacities as officers of Central Jersey and/or its subsidiaries in favor of Kearny in form and substance satisfactory to Kearny so as to permit Kearny to take any and all such actions after the Effective Time of the Merger in order to effect the assumption by Kearny or Kearny Bank of the rights and obligations of Central Jersey and its subsidiaries under any contract to which Central Jersey or its subsidiaries is a party.  Such powers of attorney shall survive the Effective Time of the Merger.

Section 8.11       Receipt of Option Cancellation Agreements.  If required, Central Jersey shall use its best efforts to deliver executed Option and Stock Appreciation Right Cancellation Agreements from all holders of Central Jersey Options at or prior to the Effective Time of the Merger.

Section 8.12       Addenda to Employment and Change in Control Agreements.  Designated officers of Central Jersey and Central Jersey Bank (James S. Vaccaro, Robert S. Vuono, and Anthony Giordano) shall have executed as of the date of this Agreement an Addendum to their respective Employment or Change in Control Agreements in the form attached as Exhibit C hereto.

Section 8.13        Nonperforming Assets.  Central Jersey’s Nonperforming Assets, as defined in Section 11.1, shall not exceed $20.0 million for the period  from March 31, 2010 through the Closing Date.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF CENTRAL JERSEY

The obligation of Central Jersey to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1             Representations and Warranties.  The representations and warranties of Kearny and Kearny Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement.

Section 9.2             Performance of Obligations.  Kearny and Kearny Bank shall have performed in all material respects all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

Section 9.3             Certificate Representing Satisfaction of Conditions.  Kearny shall have delivered to Central Jersey a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Section 9.1 and Section 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Kearny under Article 4 of this Agreement.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1           Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a)           by the mutual consent in writing of the Board of Directors of Kearny and Central Jersey; or

(b)           by the Board of Directors of Kearny or Central Jersey if the Merger shall not have occurred on or prior to March 31, 2011, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b);

(c)           by the Board of Directors of Kearny or Central Jersey (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 of this Agreement in the case of Kearny or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 of this Agreement in the case of Kearny; or

(d)           by the Board of Directors of Kearny or Central Jersey (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of Central Jersey and Section 9.1 of this Agreement in the case of Kearny or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e)           by the Board of Directors of Kearny or Central Jersey in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Central Jersey fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Central Jersey’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon; or

(f)           by the Board of Directors of Kearny or Central Jersey (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of Central Jersey and Section 9.1 of this Agreement in the case of Kearny or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

(g)           by the Board of Directors of Kearny, (a) if Central Jersey fails to hold its shareholder meeting to vote on the Agreement within the time frame set forth in Section 5.4 hereof, or (b) if Central Jersey’s Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of Central Jersey vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Kearny its recommendation that the shareholders of Central Jersey vote in favor of the adoption of this Agreement.

(h)           By the Board of Directors of Central Jersey prior to obtaining shareholder approval of the Merger, in the event that, after it has received a superior proposal in compliance with Section 5.5 hereof and otherwise complied with its obligations under Section 5.5, the Board makes the determination in good faith based on the advice of legal counsel that such action of accepting such superior proposal is required in order for the Board to comply with its fiduciary duties under applicable law, and, provided that Central Jersey is not in breach of the provisions of this Agreement, including, but not limited to Section 5.5 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a superior proposal (as defined in Section 5.5) provided, however, that this Agreement may be terminated by Central Jersey pursuant to this Section 10.1(h) only after the third calendar day following Kearny’s receipt of written notice from Central Jersey advising Kearny that Central Jersey is prepared to enter into an acquisition agreement with respect to a superior proposal, and only if, during such three-calendar day period, Kearny does not, in its sole discretion, make an offer to Central Jersey that Kearny’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the superior proposal.

Section 10.2          Effect of Termination; Termination Fee.

(a)           In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, the Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b)           If, after the date of this Agreement, Kearny terminates this Agreement in accordance with Section 10.1(g) or Central Jersey terminates this Agreement pursuant to Section 10.1(h), Central Jersey shall be obligated to pay Kearny a fee of $2.8 million as an agreed-upon termination fee in immediately available funds within one (1) business day of such notice of termination (the “Termination Fee”).  In addition, if, after a proposal for an Acquisition Transaction has been publicly announced by any person or entity, Kearny terminates this Agreement pursuant to Section 10.1(e)(ii), Central Jersey shall be obligated to pay Kearny a fee of $800,000 in immediately available funds within one business day of such notice of termination as reimbursement for its time and expenses associated with negotiating this Agreement, and if an Acquisition Transaction is consummated or a definitive agreement is entered into by Central Jersey relating to an Acquisition Transaction, in either case, within 15 months of the termination of this Agreement pursuant to Section 10.1(e)(ii), Central Jersey shall be obligated to pay Kearny the Termination Fee, less any amounts previously paid at the time this Agreement was terminated.

(c)           Central Jersey and Kearny agree that the Termination Fee is fair and reasonable in the circumstances.  If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3          Amendments.  To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Kearny, Kearny Bank, Central Jersey and Central Jersey Bank.

Section 10.4          Waivers.  Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Kearny, on the one hand, and Central Jersey, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5          Non-Survival of Representations, Warranties and Covenants.  The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Kearny or Central Jersey shall not survive the Effective Time of Merger, except that Section 5.3(b), Section 6.4 and Section 10.2 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Kearny, Central Jersey (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of Kearny or Central Jersey contained herein shall be deemed to be terminated or extinguished so as to deprive Kearny, on the one hand, and Central Jersey, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party.  No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Kearny or Central Jersey and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11

MISCELLANEOUS

Section 11.1           Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Environmental Law” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Hazardous Material” means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local law.  Hazardous Material shall include, but not be limited to, (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the executive officers and directors of such Person and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.  For purposes of this definition, an executive officer or director will be deemed to have Knowledge of a particular fact or other matter only if such executive officer or director has actual knowledge of a particular fact or other matter, without independent investigation.

“Loan Property” means any property owned by Central Jersey or any of its subsidiaries, or in which Central Jersey or any of its subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any Party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (iii) the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the transactions contemplated hereby, (iv) the effect of incurring and paying reasonable expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement, (v) changes in applicable laws or the interpretation thereof after the date hereof and the taking of action in compliance therewith, (vi) changes in GAAP or the interpretation thereof after the date hereof, (vii) changes in interest rates, and (viii) any action taken at the request of Kearny or Kearny Bank.

“Nonperforming Assets” means the sum of (i) loans in nonaccrual status, as defined in the Federal Financial Institutions Examination Council Instructions for Preparation of Consolidated Reports of Condition and Income (“Call Report Instructions”), (ii) other real estate owned, as defined in the Call Report Instructions, (iii) troubled debt restructurings, as defined in the Call Report Instructions and (iv) if net charge-offs, as defined in the Call Report Instructions, exceed the change in consolidated net income from the period between March 31, 2010 through Closing, the difference between the net charge-offs and the change in consolidated net income from the period between March 31, 2010 through Closing.

“Participation Facility” means any facility in which Central Jersey or any subsidiary has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 40 C.F.R.  § 300.1100(c).

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the OTS, the OCC, and all state regulatory agencies having jurisdiction over the Parties, the Financial Institution Regulatory Authority, all national securities exchanges and the SEC.

Section 11.2           Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement among Kearny, Kearny Bank, Central Jersey and Central Jersey Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors.  Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3            Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally recognized overnight delivery service or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to Central Jersey:

Central Jersey Bank
1903 Highway 35
Oakhurst, New Jersey  07755
Attention:  James S. Vaccaro, Chairman, President and Chief Executive Officer
Facsimile No.:  (732) 663-4000

With a copy to:

Giordano Halleran & Ciesla, P.C.
125 Half Mile Road, Suite 300
Red Bank, New Jersey  07701
Attn: Paul T. Colella, Esq.
Facsimile No.  (732) 224-6599

If to Kearny, then to:

Kearny Financial Corp.
120 Passaic Avenue
Fairfield, New Jersey  07004
Attention:  John N. Hopkins, Chief Executive Officer
Facsimile No.:  (973) 439-6914

With a copy to:

Malizia Spidi & Fisch, PC
901 New York Avenue, NW
Suite 210 East
Washington, DC 20001
Attention:  Richard Fisch, Esq.
Facsimile No.: (202) 434-4661

Or After June 14, 2010 Use the Following Address:

Malizia Spidi & Fisch, PC
1227 25th Street, NW, Suite 200 West
Washington, DC  20036

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

Section 11.4           Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to suchremaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

Section 11.5           Costs and Expenses.  Except as otherwise set forth herein, expenses incurred by Central Jersey on the one hand and Kearny on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6           Captions.  The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.

Section 11.8           Persons Bound; No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained (other than by Kearny to a subsidiary of Kearny; provided that Kearny remains primarily liable for all of its obligations under the Agreement.

Section 11.9           Governing Law.  This Agreement is made and shall be governed by and construed in accordance with the laws of the State of New Jersey (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10         Exhibits and Schedules.  Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

Section 11.11         Waiver.  The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement.  A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time.  The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded.  The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought.  This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12          Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular.  Pronouns of one gender shall include all genders.  Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied.  References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement.  The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement.  Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.  The recitals hereto constitute an integral part of this Agreement.

Section 11.13          Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

[CORPORATE SEAL]	KEARNY FINANCIAL CORP.

	By:	/s/ John N. Hopkins
Name: John N. Hopkins
ATTEST:		Title: Chief Executive Officer
/s/ Craig L. Montanaro for Sharon Jones
Name: Sharon Jones
Its Secretary

[CORPORATE SEAL]	KEARNY FEDERAL SAVINGS BANK

	By:	/s/ John N. Hopkins
Name: John N. Hopkins
ATTEST:		Title: Chief Executive Officer
/s/ Craig L. Montanaro for Sharon Jones
Name: Sharon Jones
Its Secretary

[CORPORATE SEAL]	CENTRAL JERSEY BANCORP

	By:	/s/ James S. Vaccaro
Name: James S. Vaccaro
ATTEST:		Title: Chairman, President and Chief Executive Officer
/s/ Robert S. Vuono
Name: Robert S. Vuono
Its Secretary

[CORPORATE SEAL]	CENTRAL JERSEY BANK, NATIONAL ASSOCIATION

	By:	/s/ James S. Vaccaro
Name: James S. Vaccaro
ATTEST:		Title: Chairman, President and Chief Executive Officer
/s/ Robert S. Vuono
Name: Robert S. Vuono
Its Secretary

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit	Description
A	Form of Corporate Plan of Merger
B	Form of Support Agreement
C	Form of Addendum to Change of Control Agreements
D	Form of Bank Plan of Merger
E	Form of Option Cancellation and Release Agreement

Central Jersey Schedules

Schedule	Description
2.2	Central Jersey Stock Options and Stock Appreciation Rights
3.1(e)	Subsidiaries
3.2(b)	Central Jersey Investment PortfolioA
3.3(e)	Obligations and Liabilities
3.5	Certain Loans and Related Matters
3.7	Consents and Approvals
3.8	Engagement Letter of Sandler O’Neill & Partners
3.9	Absence of Certain Changes or Events
3.10	Legal Proceedings
3.11(b)	Tax Extensions
3.11(c)	Certain Payments
3.12(a)	Employee Benefit Plans
3.12(h)	Excess Parachute Payments
3.12(n)	Retirement or Termination Payments
3.12(p)	Payments to Directors
3.13(b)	Assumption of Leases
3.13(c)	Condition of Property
3.14(a)	Real Property
3.14(b)	Leases
3.16(a)	Commitments and Contracts
3.16(c)	Service Contracts
3.16(d)	Deadlines
3.20	Insurance
3.21(d)	Labor Claims
3.22	Compliance with Laws
3.24	Derivative Contracts
3.30	Intellectual Property
3.33	Indemnification Agreements
3.34	Investment Securities
5.1(b)	Permitted Payments
6.3(b)	Change of Control Agreements
6.5(a)	Estimated Transaction Related Expenses

Kearny Schedules

Schedule	Description
4.2	Conflicts, Breaches and Defaults
4.3	Consents and Approvals

All exhibits and schedules have been omitted.  Upon the request of the Securities and Exchange Commission, Central Jersey Bancorp agrees to furnish copies of the exhibits and schedules listed above.

Annex B

May 25, 2010

Board of Directors
Central Jersey Bancorp
627 Second Avenue
Long Branch, NJ 07740

Ladies and Gentlemen:

Central Jersey Bancorp (“Central Jersey”), Central Jersey Bank, National Association (“Central Jersey Bank”), Kearny Financial Corp., (“Kearny”) and Kearny Federal Savings Bank (“Bank”) have entered into an Agreement and Plan of Merger, dated as of May 25, 2010 (the “Agreement”), pursuant to which a wholly owned subsidiary of Kearny (“MergerSub”) will be merged with and into Central Jersey (the “Merger”).  Under the terms of the Agreement, upon consummation of the Merger, each share of Central Jersey common stock, issued and outstanding immediately prior to the Merger (the “Central Jersey Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive cash in the amount of $7.50 per share (the “Merger Consideration”), without interest, in cash and subject to certain adjustments as specified in the Agreement.  Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Central Jersey  Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available and other historical financial information of Central Jersey that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Kearny that we deemed relevant in determining Kearny’s financial capacity to undertake the Merger; (iv) internal financial projections for the calendar year ending December 31, 2010 as prepared by and reviewed with senior management of Central Jersey and estimated long-term earnings and growth rates for the calendar years ending December 31, 2011 through 2014 as discussed with senior management of Central Jersey; (v) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (vi) the current market environment generally and the banking environment in particular; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Central Jersey the business, financial condition, results of operations and prospects of Central Jersey.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Central Jersey or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of management of Central Jersey and Kearny that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Central Jersey and Kearny or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Central Jersey and Kearny nor have we reviewed any individual credit files relating to Central Jersey and Kearny.  We have assumed, with your consent,  that the respective allowances for loan losses for both Central Jersey and Kearny are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal financial projections as provided by senior management of Central Jersey and the estimated earning and growth rates discussed with senior management and used by Sandler O’Neill in its analyses, Central Jersey’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of Central Jersey and we assumed that such performances would be achieved.  We express no opinion as to such financial projections or the assumptions on which they are based.  We have also assumed that there has been no material change in Central Jersey’s and Kearny’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that Central Jersey and Kearny would remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived.  Finally, with your consent, we have relied upon the advice Central Jersey has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Central Jersey’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger.  We will also receive a fee for rendering this opinion.  Central Jersey has also agreed to indemnify us against certain liabilities arising out of our engagement.  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Central Jersey and Kearny and their respective affiliates.

Our opinion is directed to the Board of Directors of Central Jersey in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of  Central Jersey as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger.  Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Central Jersey’s Common Stock and does not address the underlying business decision of Central Jersey to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Central Jersey or the effect of any other transaction in which Central Jersey might engage.  Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill’s prior written consent.  This Opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any Central Jersey officer, director or employee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Central Jersey Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O’Neill & Partners, L.P.
Sandler O’Neill & Partners, L.P.

REVOCABLE PROXY

CENTRAL JERSEY BANCORP
1903 Highway 35
Oakhurst, New Jersey 07755

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James S. Vaccaro and Robert S. Vuono, or any of them, with full power of substitution in each, to act as proxy for the undersigned and to vote all shares of common stock of Central Jersey Bancorp which the undersigned is entitled to vote at the Special Meeting of Shareholders of Central Jersey Bancorp (the “Special Meeting”) to be held at Branches Catering Hall, located at 123 Monmouth Road (Route 71), West Long Branch, New Jersey on Tuesday, September 14, 2010 at 9:00 a.m., local time, or any adjournment or postponement thereof, on the following matters:

1.
  Approval and adoption of the Agreement and Plan of Merger, dated as of May 25, 2010, by and among Central Jersey Bancorp, Central Jersey Bank, N.A., Kearny Financial Corp. and Kearny Federal Savings Bank.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.
 Approval and adoption of a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger, dated as of May 25, 2010, by and among Central Jersey Bancorp, Central Jersey Bank, N.A., Kearny Financial Corp. and Kearny Federal Savings Bank.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Transaction of such other business as may be properly presented at the Special Meeting and any adjournments or postponements of the Special Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSAL NUMBERS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Please sign exactly as name appears below.  If there are two or more owners, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:	, 2010

(Signature)

(Signature, if held jointly)

YOUR VOTE IS IMPORTANT.  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

REVOCABLE PROXY

CENTRAL JERSEY BANCORP
401(k)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James S. Vaccaro and Robert S. Vuono, or any of them, with full power of substitution in each, to act as proxy for the undersigned and to vote all shares of common stock of Central Jersey Bancorp which the undersigned is entitled to vote at the Special Meeting of Shareholders of Central Jersey Bancorp (the “Special Meeting”) to be held at Branches Catering Hall, located at 123 Monmouth Road (Route 71), West Long Branch, New Jersey on Tuesday, September 14, 2010 at 9:00 a.m., local time, or any adjournment or postponement thereof, on the following matters:

1.
 Approval and adoption of the Agreement and Plan of Merger, dated as of May 25, 2010, by and among Central Jersey Bancorp, Central Jersey Bank, N.A., Kearny Financial Corp. and Kearny Federal Savings Bank.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.
Approval and adoption of a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger, dated as of May 25, 2010, by and among Central Jersey Bancorp, Central Jersey Bank, N.A., Kearny Financial Corp. and Kearny Federal Savings Bank.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Transaction of such other business as may be properly presented at the Special Meeting and any adjournments or postponements of the Special Meeting.

SHARES OF CENTRAL JERSEY BANCORP COMMON STOCK FOR WHICH VOTING INSTRUCTIONS ARE NOT PROPERLY COMPLETED OR SIGNED, OR RECEIVED IN A TIMELY MANNER, WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH VOTING INSTRUCTIONS WERE PROPERLY COMPLETED AND SIGNED, AND RECEIVED IN A TIMELY MANNER, SO LONG AS SUCH VOTE IS IN ACCORDANCE WITH THE PROVISIONS OF THE EMPLOYMENT RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

Please sign exactly as name appears below.  If there are two or more owners, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:	, 2010

(Signature)

(Signature, if held jointly)

YOUR VOTE IS IMPORTANT.  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.